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                                                                  EXHIBIT 99.6

                                   YAHOO! INC.
                 SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS
                                TABLE OF CONTENTS


Management's Discussion and Analysis of Financial Condition and Results of Operations

Report of Independent Accountants

Supplementary Consolidated Balance Sheets at March 31, 1999 (unaudited) and December 31, 1998 and 1997

Supplementary Consolidated Statements of Operations for the three months ended March 31, 1999 and 1998 (unaudited) and for the years ended December 31, 1998, 1997, and 1996

Supplementary Consolidated Statements of Stockholders' Equity for the three months ended March 31, 1999 (unaudited) and for the years ended December 31, 1998, 1997, and 1996

Supplementary Consolidated Statements of Cash Flows for the three months ended March 31, 1999 and 1998 (unaudited) and for the years ended December 31, 1998, 1997, and 1996

Notes to Supplementary Consolidated Financial Statements





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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS

EXCEPT FOR HISTORICAL INFORMATION, THE DISCUSSION IN THIS REPORT (INCLUDING, WITHOUT LIMITATION, THE DISCUSSION UNDER THE HEADINGS "RESULTS OF OPERATIONS") CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THE RISKS DISCUSSED UNDER THE CAPTION, "RISK FACTORS" IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 1999 (A COPY OF WHICH IS AVAILABLE AT WWW.SEC.GOV OR UPON REQUEST FROM THE COMPANY).

OVERVIEW

         Yahoo! Inc. ("Yahoo!" or the "Company") is a global Internet media company that offers a branded network of comprehensive information, communication, and shopping services to millions of users daily. As the first online navigational guide to the World Wide Web (the "Web"), www.yahoo.com is a leading guide in terms of traffic, advertising, household and business user reach, and is one of the most recognized brands associated with the Internet. The Company was incorporated in California on March 5, 1995 and commenced operations on that date. In August 1995, the Company commenced selling advertisements on its Web pages and recognized its initial revenues. In April 1996, the Company completed its initial public offering.

         On October 20, 1997, the Company completed the acquisition of Four11 Corporation ("Four11"), a privately-held online communications and Internet directory company. Under the terms of the acquisition, which was accounted for as a pooling of interests, the Company exchanged 6,022,880 shares of Yahoo! Common Stock for all of Four11's outstanding shares and assumed 593,344 options and warrants to purchase Yahoo! Common Stock. During the quarter ended December 31, 1997, the Company recorded a one-time charge of $3.9 million for the acquisition. These costs consisted of investment banking fees, legal and accounting fees, redundancy costs, and certain other expenses directly related to the acquisition. The consolidated financial statements for the three years ended December 31, 1998 and the accompanying notes reflect the Company's financial position and the results of operations as if Four11 was a wholly-owned subsidiary of the Company since inception.

         On June 10, 1998, the Company completed the acquisition of all outstanding shares of Viaweb Inc. ("Viaweb"), a provider of software and services for hosting online stores, through the issuance of 1,574,364 shares of Yahoo! Common Stock. All outstanding options to purchase Viaweb common stock were converted into options to purchase 244,504 shares of Yahoo! Common Stock. The acquisition was accounted for as a purchase in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 16. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of the acquisition. Results of operations for Viaweb have been included with those of the Company for periods subsequent to the date of acquisition.


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

         The total purchase price of the acquisition was $48.6 million including acquisition expenses of $1.8 million. Of the purchase price, $15.0 million was assigned to in-process research and development and expensed upon the consummation of the acquisition. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values as determined by the Company and pursuant to discussions with the Staff of the Securities and Exchange Commission (the "Staff").

         Among the factors considered in discussions with the Staff in determining the amount of the allocation of the purchase price to in-process research and development were various factors such as estimating the stage of development of each in-process research and development project at the date of acquisition, estimating cash flows resulting from the expected revenues generated from such projects, and discounting the net cash flows, in addition to other assumptions. The remaining identified intangibles, including the value of purchased technology and other intangibles will be amortized on a straight-line basis over three and seven years, respectively. Amortization expense of purchased technology and other intangible assets was $2.9 million and $2.0 million, respectively, for the year ended December 31, 1998. In addition, other factors were considered in discussions with the Staff in determining the value assigned to purchased in-process technology such as research projects in areas supporting the online store technology (including significant enhancement to the ability of the product to support multiple users and multiple servers), developing functionality to support the ability to process credit card orders, and enhancing the product's user interface by developing functionality that would allow the product to be used outside of the United States. If none of these projects is successfully developed, the Company's sales and profitability may be adversely affected in future periods. Additionally, the failure of any particular individual project in-process could impair the value of other intangible assets acquired. The Company began to benefit from the purchased in-process technology in late 1998.

         Yahoo! is continuing the development efforts associated with online store technology, credit card processing and to a lesser extent international functionality. The development efforts with respect to the online store technology and credit card processing are on schedule with Yahoo!'s original assumptions with various features having been introduced as of December 31, 1998. Given the complexities of completing the international functionality, Yahoo! continues to make progress in the development of these features and now expects to be substantially complete by the end of June 1999.

         On July 17, 1998, the Company completed the acquisition of WebCal Corporation ("WebCal"), a privately-held developer and marketer of Web-based calendaring and scheduling products, and publisher of EventCal, a comprehensive database of world-wide public events. Under the terms of the acquisition, which was accounted for as a pooling of interests, the Company exchanged 541,908 shares of Yahoo! Common Stock for all of WebCal's outstanding shares. The historical operations of WebCal are not material to the Company's financial position or results of operations, therefore, prior period financial statements have not been restated for this acquisition.

         In August 1998, the Company completed the purchase of certain Web-page development technology for a total consideration of $1.6 million, including $850,000 in cash and 23,894 shares of Common Stock. During the year ended December 31, 1998,


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$300,000 was recorded as purchased in-process research and development. The purchased technology is classified as property and equipment and is being amortized over one year.

         On October 20, 1998, the Company acquired Yoyodyne Entertainment, Inc. ("Yoyodyne"), a privately-held, direct marketing services company. Under the terms of the acquisition, which was accounted for as a pooling of interests, the Company exchanged 561,244 shares of Yahoo! Common Stock and options and warrants to purchase Yahoo! Common Stock for all of Yoyodyne's outstanding shares, options, and warrants. The consolidated financial statements for the three years ended December 31, 1998 and the accompanying notes reflect the Company's financial position and the results of operations as if Yoyodyne was a wholly-owned subsidiary of the Company since inception. During October 1998, the Company recorded a one-time charge of $2.1 million for acquisition-related costs. These costs consisted of broker fees, legal and accounting fees, and certain other expenses directly related to the acquisition.

         On December 17, 1998, the Company completed the acquisition of all of the outstanding shares of HyperParallel, Inc. ("HyperParallel"), a company specializing in data analysis, through the issuance of 74,856 shares of Yahoo! Common Stock and approximately $700,000 of cash totaling $8.1 million including acquisition costs. The acquisition was accounted for as a purchase in accordance with APB 16. Under the purchase method of accounting, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of the acquisition. Results of operations for HyperParallel have been included with those of the Company for periods subsequent to the acquisition.

         Approximately $2.3 million of the total purchase price was allocated to in-process research and development. This amount was developed by estimating the stage of development of each in-process research and development project at the date of the acquisition, estimating incremental cash flows generated from such projects, and discounting the net cash flows back to their present value using a discount rate of 35%, which represents a premium to the Company's cost of capital to take into account the uncertainty surrounding the successful development of the purchased in-process technology. The projections were based on management's estimates of market size and growth, expected trends in advertising and technology, expected research and development and selling and general administrative expenditures, and the expected timing of new product introductions. Approximately $1.2 million of the total purchase price was allocated to existing technology which is being amortized over 3 years. The value of the existing technology was developed based on similar assumptions using a discount rate of 25%. The projections used in developing the values should not be considered an accurate predictor of future performance for several reasons, including the consideration of many factors outside the control of the Company. The remaining purchase price of approximately $4.6 million was allocated to goodwill which is being amortized over 7 years. Tangible assets acquired and liabilities assumed were not material to the Company's financial statements.

         The value assigned to purchased in-process technology was determined by identifying three research projects in-progress as of the acquisition date. These three


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research projects in-progress focus on technologies surrounding search tools.
Two of the application oriented development projects were 70% and 20% complete as of the acquisition date. These projects are expected to be completed in the first and fourth quarters, respectively, of 1999. The remaining project relates to the next release of the current search tool which was approximately 20% complete as of the acquisition date and is expected to be completed in the fourth quarter of 1999. Future research and development costs to be incurred on the individual in-process projects are not expected to be material to Yahoo!'s financial position or results of operations. In addition, if none of these projects were successfully developed, Yahoo!'s revenues and profitability would not be materially adversely affected.

         In December 1998, the Company completed the acquisition of all the outstanding shares of Starseed, Inc. ("Starseed") through the issuance of 370,036 shares of Common Stock, approximately $2 million in cash and the forgiveness of $600,000 of debt. All outstanding options to purchase Starseed common stock were converted into options to purchase 145,512 shares of the Company's common stock.

         The total purchase price of the acquisition was $24.8 million. The acquisition was accounted for as a purchase in accordance with the provisions of APB 16 with the excess purchase price over the fair value of net assets acquired being recorded as goodwill. The purchase price was allocated to the assets acquired and the liabilities assumed based on their estimated fair values as follows (in thousands):

              Purchased technology                                    $   1,189
              Goodwill and other intangible assets                       23,992
              Other assets                                                  161
              Liabilities assumed                                         (560)
                                                                     ----------
                                                                      $  24,782
                                                                     ----------
                                                                     ----------

         The results of operations for Starseed are included with those of the Company's for the period subsequent to the date of acquisition. The purchased technology is being amortized on a straight-line basis over one year. The goodwill and other intangibles are being amortized on a straight-line basis over three years.

         On January 15, 1999, the Company completed the acquisition of Log-Me-On.Com LLC ("Log-Me-On"), a development stage entity, through the issuance of 50,000 shares of Yahoo! Common Stock and $1.5 million in cash for a total purchase price of approximately $9.9 million, including acquisition costs. Additional consideration of $1 million is payable contingent on the continued employment of certain employees for one year from the acquisition date. Such amount is being amortized as compensation expense over the one-year period. The acquisition was accounted for as a purchase in accordance with the provisions of APB 16. Under the purchase method of accounting, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. Results of operations for Log-Me-On for periods

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prior to the acquisition were not material to the Company. Results of operations for Log-Me-On have been included with those of the Company for periods subsequent to the acquisition date.

         Log-Me-On, founded in 1998, was a development stage entity with limited operations, no revenues, and four developers. As of the acquisition date, the Company's efforts were focused solely on developing a browser technology that was approximately 30% complete and there was no other technology developed or in process at such date. Approximately $9.8 million was allocated to in-process research and development. This in-process research and development had not reached technological feasibility and had no alternative future use. Additional development subsequent to the acquisition date principally relates to development of browser and toolbar technology that would allow users into Yahoo! sites without typing URLs or retrieving bookmarks, creation of the user interface, development of customization screens and procedures, and establishment of data links. The Company expects the development of this technology to be completed in the third quarter of 2000. Future research and development costs are not expected to be material to Yahoo!'s financial position or results of operations. In addition, if this technology is not successfully developed, Yahoo!'s revenues and profitability would not be materially adversely affected. The remaining purchase price of approximately $100,000 was allocated to the work force in place and is being amortized over the employment contract period. Tangible assets acquired and liabilities assumed were not material to the Company's financial statements.

         In February 1996, the Company and Rogers Media Inc. ("Rogers") signed the Yahoo! Canada Affiliation Agreement whereby Yahoo! licensed certain intellectual property and development rights to Rogers, which Rogers utilized to operate Yahoo! Canada. On March 1, 1999, this agreement was terminated, as were all licenses and other rights and obligations granted under the agreement. As part of this agreement, Yahoo! acquired the Yahoo! Canada business including the URL, www.yahoo.ca.com, and existing advertising relationships from Rogers. Total consideration was $9 million in cash and the issuance of a note payable for $9 million due in April 1999. The acquisition was recorded using the purchase method of accounting. The Company recorded an intangible asset of approximately $18 million which is being amortized over 10 years. The results of operations of Yahoo! Canada are included in the statement of operations of Yahoo! beginning March 1, 1999. Results of operations for the current period and the year ago period would not have been materially different had the companies combined at the beginning of the respective periods.

         On April 1, 1999, the Company announced the signing of a definitive agreement to acquire broadcast.com inc. ("broadcast.com"), a publicly traded Internet company and a leading aggregator and broadcaster of streaming media programming on the Web. Under the terms of the acquisition, which will be accounted for as a pooling of interests, the Company will exchange approximately 28,492,000 shares of Yahoo! Common Stock for approximately 36,897,000 shares of broadcast.com common stock. Additionally, the Company will convert approximately 6,888,000 broadcast.com stock options into approximately 5,319,000 Yahoo! stock options. The acquisition is expected to be completed in the third quarter of 1999 and is subject to certain conditions, regulatory approval, and approval by broadcast.com stockholders. The Company expects to record a one-time charge of approximately $22 million in the third quarter of 1999 relating to expenses incurred with this transaction. The charge includes direct transaction costs including estimated investment banking and financial advisory fees of approximately $14 million and other estimated merger related expenses totaling $8 million consisting of professional services ($3.2 million); severance costs which relate to termination of certain employees with redundant job functions in certain functional areas ($1.3 million); securities registration fees ($2.5 million); and other merger related expenses ($1.0 million). At March 31, 1999 and December 31, 1998, the

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fair value of Yahoo!'s investment in broadcast.com was $55.0 million and $16.7 million, respectively, which is included in the supplementary consolidated balance sheet under long-term investments in marketable securities.

         On May 26, 1999, the Company acquired Encompass, a developer of consumer internet access software. Under the terms of the acquisition, which was accounted for as a pooling of interests, the Company exchanged 710,000 shares of Yahoo! Common Stock for all the Encompass outstanding common stock. Additionally, Yahoo! converted all outstanding Encompass stock options into approximately 110,000 Yahoo! stock options.

         On May 28, 1999, the Company acquired GeoCities, a publicly traded Internet company that offers a community of personal web sites on the Internet within themed, online neighborhoods. Under the terms of the acquisition, which was accounted for as a pooling of interests, the Company exchanged 22,061,632 shares of Yahoo! Common stock for all of GeoCities outstanding common stock. Additionally, Yahoo! converted approximately 8,432,000 GeoCities stock options into approximately 5,707,000 Yahoo! stock options. The supplementary consolidated financial statements do not include estimated expenses of approximately $66 million relating to costs incurred with this transaction. The costs include estimated investment banking and financial advisory fees of approximately $44 million and other estimated merger related expenses totaling $22 million consisting of professional services; severance costs which relate to termination of certain employees with redundant job functions in substantially all functional areas; closing costs of certain duplicate and redundant operating and sales facilities which are expected to be closed within 30 to 90 days of consummation of the merger as well as the write-off of certain related fixed assets and leasehold improvements associated with the severance and closure activities; termination fees related to contracts which provide certain services to GeoCities which are redundant to certain pre-existing Yahoo! services; and other merger related expenses. These costs will be recorded as expenses in the second quarter of 1999.

         On May 28, 1999, the Company acquired Online Anywhere, a provider of Web delivery solutions for non-PC appliances. Under the terms of the acquisition, which was accounted for as a pooling of interests, the Company exchanged 453,000 shares of Yahoo! Common Stock for all the Online Anywhere outstanding common stock. Additionally, Yahoo! converted all outstanding Online Anywhere stock options into approximately 88,000 Yahoo! stock options.

         The supplementary consolidated financial statements and the accompanying notes reflect the Company's financial position and results of operations as if GeoCities, Encompass, and Online Anywhere were wholly-owned subsidiaries of the Company since inception. The financial position and results of operations for broadcast.com are not included in the Yahoo! supplementary consolidated financial statements as the acquisition has not yet been consummated.

         The Company's revenues are derived principally from the sale of banner and sponsorship advertisements. The Company's standard rates for banner advertising currently range from approximately $6.00 per thousand impressions for run of network to approximately $90.00 per thousand impressions for highly targeted audiences and properties. To date, the duration of the Company's banner advertising commitments has ranged from one week to two years. Sponsorship advertising contracts have longer terms (ranging from three months to two years) than standard banner advertising contracts and also involve more integration with Yahoo! services, such as the placement of buttons that provide users with direct links to the advertiser's Web site. Advertising revenues on both banner and sponsorship contracts are recognized ratably over the period in which the advertisement is displayed, provided that no significant Company obligations remain at the end of a period and collection of the resulting receivable is probable. Company obligations


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typically include guarantees of minimum number of "impressions," or times that an advertisement appears in pages viewed by users of the Company's online properties. To the extent minimum guaranteed impressions are not met, the Company defers recognition of the corresponding revenues until the remaining guaranteed impression levels are achieved. The Company also earns revenue on sponsorship contracts from fees relating to the design, coordination, and integration of customers' content and links into Yahoo! online media properties. These development fees are recognized as revenue once the related activities have been performed and the customer's Web links are available on Yahoo! online media properties. A number of the Company's agreements provide that Yahoo! receive revenues from electronic commerce transactions. Currently, these revenues are recognized by the Company upon notification from the advertiser of revenues earned by Yahoo!. Revenues from barter transactions are recognized during the period in which the advertisements are displayed in Yahoo! properties. Barter transactions are recorded at the fair value of the goods or services provided or received, whichever is more readily determinable in the circumstances. Additionally, the Company derives revenues from certain membership programs which are recognized on a monthly basis as the fees become due. To date, revenues from development fees, electronic commerce transactions, membership programs, and barter transactions have each been less than 10% of net revenues.

         In August 1996, the Company entered into agreements with Visa International Service Association ("VISA") and another party (together, the "Visa Group") to establish a limited liability company, Yahoo! Marketplace L.L.C., to develop and operate a navigational service focused on information and resources for the purchase of consumer products and services over the Internet. During July 1997, prior to the completion of significant business activities and public launch of the property, the Company and VISA entered into an agreement under which the Visa Group released the Company from certain obligations and claims. In connection with this agreement, Yahoo! issued 2,797,924 shares of Yahoo! Common Stock to the Visa Group, for which the Company recorded a one-time, non-cash, pre-tax charge of $21.2 million in the second quarter ended June 30, 1997.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

         NET REVENUES. Net revenues were $223.1 million, $75.1 million , and $21.8 million for the years ended December 31, 1998, 1997, and 1996, respectively. The increases from year to year are due primarily to the increasing number of advertisers purchasing space on the Company's online media properties as well as larger and longer-term purchases by certain advertisers. Approximately 4,100 customers advertised on the Company's online media properties during 1998 as compared to approximately 2,800 and 700 in 1997 and 1996, respectively. No one customer accounted for 10% or more of net revenues during the years ended December 31, 1998 and 1997, and SOFTBANK and its related companies ("SOFTBANK") accounted for 11% of net revenues during 1996. Advertising purchases by SOFTBANK, a 30% shareholder of the Company at December 31, 1998, accounted for approximately 5% and 4% of net revenues during the years ended December 31, 1998 and 1997, respectively. Contracted prices on these orders are comparable to those given to other major customers of the Company. International revenues have accounted for less than 10% of net revenues during the years ended December 31, 1998, 1997, and 1996. Barter revenues also represented less than 10% of net revenues during those periods. There can be no assurance that customers will continue


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to purchase advertising on the Company's Web pages, that advertisers will not make smaller and shorter term purchases, or that market prices for Web-based advertising will not decrease due to competitive or other factors. Additionally, while the Company has experienced strong revenue growth during the last three years, management does not believe that this level of revenue growth will be sustained in future periods.

         COST OF REVENUES. Cost of revenues consists of the expenses associated with the production and usage of Yahoo! and the Company's other online media properties. These costs primarily consist of fees paid to third parties for content included on the Company's online media properties, Internet connection charges, amortization of purchased technology, equipment depreciation, and compensation. Cost of revenues were $36.6 million for the year ended December 31, 1998, or 16% of net revenues, as compared to $14.7 million, or 20% of net revenues, and $5.5 million, or 25% of net revenues, for the years ended December 31, 1997 and 1996, respectively. The absolute dollar increases in cost of revenues from year to year are primarily attributable to an increase in the quantity of content available on the Company's online media properties, the increased usage of these properties, and the amortization of purchased technology. The Company anticipates that its content and Internet connection expenses will increase with the quantity and quality of content available on Yahoo! online media properties, and increased usage of these properties. As measured in page views (defined as electronic page displays), the Company delivered an average of approximately 205 million page views per day in December 1998 compared with an average of approximately 83 million page views per day in December 1997 and an average of approximately 24 million page views per day in December 1996. Yahoo! Japan, an unconsolidated joint venture of the Company which began operations in April 1996, is included in these page views figures and accounted for an average of approximately 13 million per day in December 1998, an average of approximately 5 million per day in December 1997, and an average of approximately 1.4 million per day in December 1996. The Company anticipates that its content and Internet connection expenses will continue to increase in absolute dollars for the foreseeable future.

         SALES AND MARKETING. Sales and marketing expenses were $111.2 million for the year ended December 31, 1998, or 50% of net revenues. For the years ended December 31, 1997 and 1996, sales and marketing expenses were $52.1 million and $16.9 million, or 69% and 78% of net revenues, respectively. Sales and marketing expenses consist primarily of advertising and other marketing related expenses (which include distribution costs), compensation and employee-related expenses, sales commissions, and travel costs. The year-to-year increases in absolute dollars are primarily attributable to an increase in advertising and distribution costs associated with the Company's aggressive brand-building strategy, increases in compensation expense associated with growth in its direct sales force and marketing personnel, expansion in the international subsidiaries with the addition of subsidiaries in Germany, France, and the United Kingdom during 1996, Sweden, Australia, Singapore, Korea, Denmark, and Norway during 1997, and Italy, Hong Kong, and Spain as well as Yahoo! guides in Spanish and Mandarin Chinese languages during 1998, and an increase in sales commissions associated with the increase in revenues. The Company anticipates that sales and marketing expenses in absolute dollars will increase in future periods as it continues to pursue an aggressive brand-building strategy through advertising and distribution, continues to expand its international operations, and continues to build its global direct sales organization.

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         PRODUCT DEVELOPMENT. Product development expenses were $28.7 million, or 13% of net revenues for the year ended December 31, 1998 compared to $14.1 million and $6.2 million, or 19% and 28% of net revenues for the years ended December 31, 1997 and 1996, respectively. Product development expenses consist primarily of employee compensation relating to developing and enhancing the features and functionality of Yahoo! online media properties. The year-to-year increases in absolute dollars are primarily attributable to increases in the number of engineers that develop and enhance Yahoo! online media properties. To date, all internal product development costs have been expensed as incurred. The Company believes that significant investments in product development are required to remain competitive. Consequently, the Company expects to incur increased product development expenditures in absolute dollars in future periods.

         GENERAL AND ADMINISTRATIVE. General and administrative expenses were $20.8 million, or 9% of net revenues for the year ended December 31, 1998 compared to $11.1 million and $7.1 million , or 15% and 32% of net revenues for the years ended December 31, 1997 and 1996, respectively. General and administrative expenses consist primarily of compensation and fees for professional services, and the year-to-year increases in absolute dollars are primarily attributable to increases in these areas. The Company believes that the absolute dollar level of general and administrative expenses will increase in future periods, as a result of an increase in personnel and increased fees for professional services.

         AMORTIZATION OF INTANGIBLES. As part of the Viaweb acquisition, the Company recorded an intangible asset related to goodwill in the amount of $24.3 million. This asset is being amortized over a seven-year period beginning in June 1998. As part of the Starseed acquisition, the Company recorded an intangible asset related to goodwill and other intangible assets in the amount of $24.0 million. This asset is being amortized over a three-year period beginning in December 1998.

         OTHER - NON-RECURRING COSTS. During June 1998, the Company completed the acquisition of all outstanding shares of Viaweb through the issuance of 1,574,364 shares of Yahoo! Common Stock. All outstanding options to purchase Viaweb common stock were converted into options to purchase 244,504 shares of Yahoo! Common Stock. During the quarter ended June 30, 1998, the Company recorded a non-recurring charge of $15.0 million for in-process research and development that had not yet reached technological feasibility and had no alternative future use. In August 1998, the Company completed the purchase of certain Web-page development technology for a total consideration of $1.6 million, including $850,000 in cash and 23,894 shares of Common Stock. During the quarter ended September 30, 1998, the Company recorded a non-recurring charge of $0.3 million for in-process research and development that had not yet reached technological feasibility and had no alternative future use. On October 20, 1998, the Company completed the acquisition of all outstanding shares, options, and warrants of Yoyodyne through the issuance of 561,244 shares of Yahoo! Common Stock and options and warrants to purchase Yahoo! Common Stock. During the quarter ended December 31, 1998, the Company recorded a one-time charge of approximately $2.1 million for expenses incurred with the transaction. During December 1998, the Company completed the acquisition of all outstanding shares of HyperParallel through the issuance of 74,856 shares of Yahoo! Common Stock and some cash. During the quarter ended December 31,

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1998, the Company recorded a non-recurring charge of $2.3 million for in-process research and development that had not yet reached technological feasibility and had no alternative future use.

         During July 1997, the Company and VISA entered into an agreement under which the Visa Group released the Company from certain obligations and claims. In connection with this agreement, Yahoo! issued 2,797,924 shares of Yahoo! Common Stock to the Visa Group, for which the Company recorded a one-time, non-cash, pre-tax charge of $21.2 million in the second quarter ended June 30, 1997. In conjunction with the October 1997 acquisition of Four11 Corporation, the Company recorded a one-time charge of $3.9 million which consisted of investment banking fees, legal and accounting fees, redundancy costs, and certain other expenses directly related to the acquisition.

         INVESTMENT INCOME, NET. Investment income, net of expense, was $17.1 million for the year ended December 31, 1998 compared to $4.7 million and $3.9 million for the years ended December 31, 1997 and 1996, respectively. The increase from 1997 to 1998 is primarily attributable to a higher average investment balance, principally due to proceeds of $250 million received by the Company on July 14, 1998 from a private placement of shares to SOFTBANK and $84.3 million from the August 1998 GeoCities initial public offering. Investment income in future periods may fluctuate as a result of fluctuations in average cash balances maintained by the Company and changes in the market rates of its investments.

         MINORITY INTERESTS IN OPERATIONS OF CONSOLIDATED SUBSIDIARIES. Minority interests in operations of consolidated subsidiaries were $68,000 for the year ended December 31, 1998 compared to $727,000 and $540,000 for the years ended December 31, 1997 and 1996, respectively. The decrease from 1997 to 1998 is primarily attributable to near break-even results in the European and Korean joint ventures in the aggregate. The increase from 1996 to 1997 is primarily attributable to the staggered launch dates of the joint ventures. Yahoo! Europe operations began during the third quarter of 1996 and Yahoo! Korea operations started in the third quarter of 1997. The Company expects that minority interests in operations of consolidated subsidiaries in the aggregate will continue to fluctuate in future periods as a function of the results from consolidated subsidiaries. When, and if, the consolidated subsidiaries become profitable, the minority interests adjustment on the statement of operations will reduce the Company's net income by the minority partners' share of the subsidiaries' net income.

         INCOME TAXES. Yahoo! recorded an income tax provision of $17.8 million in 1998. At December 31, 1998, the Company had net operating loss carryforwards and research tax credit carryforwards, which if not utilized, will begin to expire in 2003 through 2010. Gross deferred tax assets totaled $165 million of which approximately $141 million relates to net operating loss carryforwards and tax credit carryforwards from the exercise of stock options. When recognized, the tax benefit of the loss and credit carryforwards is accounted for as a credit to additional paid-in capital rather than as a reduction of income tax expense. The Company has a valuation allowance of $154 million for deferred tax assets for which realization is not more-likely-than-not. The Company's 1998 estimated income tax rate was impacted during the year by the release of the prior year's valuation allowance, nondeductible acquisition-related charges, and pre-acquisition losses of companies acquired in 1998.

         NET INCOME (LOSS). The Company recorded net income of $2.8 million or $0.01 per share diluted for the year ended December 31,1998 compared to net losses of $36.6 million and $9.4 million, or $0.21, and $0.06 per share diluted for the years ended December 31, 1997 and 1996, respectively. Excluding the effect of the non-recurring charge of $19.7 million incurred in connection with various 1998 acquisitions and the amortization of $3.5 million and $2.6 million from the purchased technology and intangible assets acquired in certain of those acquisitions, the Company earned $28.6 million or $0.12 per share diluted for the year ended December 31, 1998. Excluding the effect of the one-time, non-cash, pre-tax charge of $21.2 million recorded during the second quarter of 1997 for the restructuring of the Yahoo! Marketplace agreements with the Visa Group and the one-time charge of $3.9 million recorded during the fourth quarter of 1997 for costs incurred for the acquisition of Four11, the Company's net loss was $11.5 million or $0.07 per share diluted.

LIQUIDITY AND CAPITAL RESOURCES FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

         Yahoo! invests excess cash predominantly in debt instruments that are highly liquid, of high-quality investment grade, and predominantly have maturities of less than one year with the intent to make such funds readily available for operating purposes. At December 31, 1998, the Company had cash and cash equivalents and investments in marketable debt securities totaling $577.0 million compared to $115.2 million at December 31, 1997.

         For the year ended December 31, 1998, cash provided by operating activities of $93.1 million was primarily due to earnings, before non-recurring charges of $17.6 million and depreciation and amortization of $13.1 million, increases in deferred revenue (due to invoicing and cash receipts in excess of revenue) of $33.3 million and accrued liabilities of 21.3 million, and tax benefits from stock option plans of $17.8 million, partially offset by an increase in accounts receivable of $17.2 million. The increase in deferred revenue relates principally to overall significant growth in revenue and increases in advanced payments on several new and relatively longer sponsorship agreements. For the year ended December 31, 1997, cash used in operating activities of $8.8 million was primarily due to the net loss and increases in accounts receivable of $6.9 million and prepaid expenses and other assets of $6.9 million, partially offset by a non-cash charge of $21.2 million, and increases in accrued liabilities of $9.6 million, accounts payable of $3.1 million, and deferred revenue of $3.1 million. For the year ended December 31, 1996, cash used by operating activities was $5.2 million.

         Cash used in investing activities was $377.4 million for the year ended December 31, 1998. Purchases (net of sales and maturities) of investments in marketable securities and other assets during the period were $360.0 million and capital expenditures totaled $17.6 million. Capital expenditures have generally been comprised of purchases of computer hardware and software as well as leasehold improvements related to leased facilities, and are expected to increase in future periods. Cash provided by investing activities was $18.0 million for the year ended December 31, 1997. Sales and maturities

(net of purchases) of investments in marketable securities during the period were $25.6 million and capital expenditures totaled $7.6 million. Cash used in investing activities was $76.3 million for the year ended December 31, 1996. Purchases (net of sales and maturities) of investments in marketable securities and other assets during the period were $72.7 million and capital expenditures totaled $3.6 million.

         For the year ended December 31, 1998, cash provided by financing activities of $394.5 million was due primarily to the issuance of Common Stock to SOFTBANK in the amount of $250 million during July 1998, the issuance of Common Stock as part of the August 1998 initial public offering in the amount of $84.3 million, the receipt of $25.0 million in connection with the December 1997 sale of Preferred Stock, and the issuance of Common Stock pursuant to the exercise of stock options. For the year ended December 31, 1997, cash provided by financing activities of $27.6 million was due primarily to the receipt of $7.9 million in connection with the December 1997 sale of Preferred Stock and the issuance of Common Stock pursuant to the exercise of stock options. For the year ended December 31, 1996, cash provided by financing activities of $110.1 million was primarily due to the March 1996 issuance of 5.1 million shares of Mandatorily Redeemable Convertible Series C Preferred Stock for aggregate proceeds of $63.8 million, the April 1996 initial public offering of 17.9 million shares of Common Stock for net proceeds of $35.1 million, and other issuances of Common Stock.

         The Company currently has no material commitments other than those under operating lease agreements. The Company has experienced a substantial increase in its capital expenditures and operating lease arrangements since its inception, which is consistent with increased staffing, and anticipates that this will continue in the future. Additionally, the Company will continue to evaluate possible acquisitions of, or investments in businesses, products, and technologies that are complementary to those of the Company, which may require the use of cash. Management believes existing cash and investments will be sufficient to meet the Company's operating requirements for at least the next twelve months; however, the Company may sell additional equity or debt securities or obtain credit facilities to further enhance its liquidity position. The sale of additional securities could result in additional dilution to the Company's shareholders.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998

     NET REVENUES

         Net revenues were $94.3 million for the quarter ended March 31, 1999, a 187% increase from $32.9 million during the first quarter in 1998. The increase was due primarily to the increasing number of advertisers purchasing space on the Company's online media properties as well as larger and longer-term purchases by certain advertisers. Approximately 2,350 customers advertised on the Company's online media properties during the quarter ended March 31, 1999 as compared to approximately 1,700 during the first quarter of 1998. No one customer accounted for 10% or more of net revenues during the quarters ended March 31, 1999 and 1998. Advertising purchases by SOFTBANK and its related companies, a 27% shareholder of the Company at March 31, 1999, accounted for approximately 7% and 1% of net revenues during the quarters ended March 31, 1999 and 1998, respectively. Contracted prices on these orders are comparable to those given to other similarly situated customers of the Company. International revenues have accounted for less than 10% of net revenues during the quarters ended March 31, 1999 and 1998. Barter revenues also represented less than 10% of net revenues during those periods. There can be no assurance that customers will continue to purchase advertising on the Company's Web pages, that advertisers will not make smaller and shorter-term purchases, or that market prices for Web-based advertising will not decrease due to competitive or other factors. Additionally, while the Company has experienced strong revenue growth during the last three years, management does not believe that this level of revenue growth will be sustained in future periods.

     COST OF REVENUES

         Cost of revenues consists of the expenses associated with the production and usage of Yahoo! and the Company's other online media properties. These costs primarily consist of fees paid to third parties for content included on the Company's online media properties, Internet connection charges, amortization of purchased technology, equipment depreciation, and compensation. Cost of revenues were $14.9 million for the quarter ended March 31, 1999, or 16% of net revenues, as compared to $5.9 million, or 18% of net revenues for the quarter ended March 31, 1998. The absolute dollar increase in cost of revenues from quarter to quarter is primarily attributable to an increase in the quantity of content available on the Company's online media properties, the increased usage of these properties, and the amortization of purchased technology. The Company anticipates that its content and Internet connection expenses will increase with the quantity and quality of content available on Yahoo! online media properties, and increased usage of these properties. As measured in page views (defined as electronic page displays), the Company delivered an average of approximately 278 million page views per day in March 1999 compared with an average of approximately 117 million page views per day in March 1998. Yahoo! Japan, an unconsolidated joint venture of the Company which began operations in April 1996, is included in these page views figures and accounted for an average of more than 17 million per day in March 1999 and an average of approximately 6 million per day in March 1998. The Company anticipates that its content and Internet connection expenses will continue to increase in absolute dollars for the foreseeable future.

     SALES AND MARKETING

         Sales and marketing expenses were $38.2 million, or 41% of net revenues for the quarter ended March 31, 1999 as compared to $19.1 million, or 58% of net revenues for the quarter ended March 31, 1998. Sales and marketing expenses consist primarily of advertising and other marketing related expenses (which include distribution costs), compensation and employee-related expenses, sales commissions, and travel costs. The increase in absolute dollars is primarily attributable to an increase in advertising and distribution costs associated with the Company's aggressive brand-building strategy, increases in compensation expense associated with growth in its direct sales force and marketing personnel, expansion in the international subsidiaries with the addition of subsidiaries in Italy, Hong Kong, Singapore, Spain, and Taiwan as well as Yahoo! guides in Spanish and Mandarin Chinese languages subsequent to March 1998, and an increase in sales commissions associated with the increase in revenues. The Company anticipates that sales and marketing expenses in absolute dollars will increase in future periods as it continues to pursue an aggressive brand-building strategy through advertising and distribution, continues to expand its international operations, and continues to build its global direct sales organization.

     PRODUCT DEVELOPMENT

         Product development expenses were $12.4 million, or 13% of net revenues for the quarter ended March 31, 1999 as compared to $5.7, or 17% of net revenues for the quarter ended March 31, 1998. Product development expenses consist primarily of employee compensation relating to developing and enhancing the features and functionality of Yahoo! online media properties. The increase in absolute dollars is primarily attributable to increases in the number of engineers that develop and enhance Yahoo! online media properties. The Company believes that significant investments in product development are required to remain competitive. Consequently, the Company expects to incur increased product development expenditures in absolute dollars in future periods.

     GENERAL AND ADMINISTRATIVE

         General and administrative expenses were $6.8 million, or 7% of net revenues for the quarter ended March 31, 1999 as compared to $3.5 million, or 11% of net revenues for the quarter ended March 31, 1998. General and administrative expenses consist primarily of compensation and fees for professional services, and the increase in absolute dollars is primarily attributable to increases in these areas. The Company believes that the absolute dollar level of general and administrative expenses will increase in future periods, as a result of an increase in personnel and increased fees for professional services.

     AMORTIZATION OF INTANGIBLES

         As part of the June 1998 Viaweb acquisition and December 1998 HyperParallel acquisition, the Company has recorded intangible assets related to goodwill of $24.3 million and $4.6 million, respectively, which are being amortized over seven years. As part of the December 1998 Starseed acquisition, the Company recorded an intangible asset related to goodwill and other intangible assets in the amount of $24.0 million, which is being amortized over a three years. Additionally, as part of the January 1999 Yahoo! Canada acquisition, the Company has recorded $18.2 million in intangible assets, principally related to goodwill, which are being amortized over ten years.

     OTHER - NON-RECURRING COSTS

         During January 1999, the Company completed the acquisition of Log-Me-On through the issuance of 50,000 shares of Yahoo! Common Stock and $1.5 million in cash. During the quarter ended March 31, 1999, the Company recorded a non-recurring charge of $9.8 million for in-process research and development that had not yet reached technological feasibility and had no alternative future use.

     INVESTMENT INCOME, NET

         Investment income, net of expense, was $7.5 million for the quarter ended March 31, 1999. For the quarter ended March 31, 1998, investment income was $1.7 million. The increase is primarily attributable to a higher average investment balance, principally due to proceeds of $250 million received by the Company on July 14, 1998 from a private placement of shares to SOFTBANK, $84.3 million from the August 1998 GeoCities initial public offering, and cash provided by operations. Investment income in future periods may fluctuate as a result of fluctuations in average cash balances maintained by the Company and changes in the market rates of its investments.

     MINORITY INTERESTS IN OPERATIONS OF CONSOLIDATED SUBSIDIARIES

         Minority interests in operations of consolidated subsidiaries were ($325,000) for the quarter ended March 31, 1999 compared to $243,000 for the year ago quarter. The decrease is attributable to the profitable results recorded in the European and Korean joint ventures in the aggregate during the quarter ended March 31, 1999 as compared to losses in the year ago quarter. The Company expects that minority interests in operations of consolidated subsidiaries in the aggregate will continue to fluctuate in future periods as a function of the results from consolidated subsidiaries. If the consolidated subsidiaries remain profitable, the minority interests adjustment on the statement of operations will continue to reduce the Company's net income by the minority partners' share of the subsidiaries' net income.

     INCOME TAXES

         The Company's effective income tax rate increased to 39% for the first quarter of 1999 as compared to 25% in the year ago period due principally to the recognition of loss carryforward benefits. This rate may change during the remainder of 1999 if operating results or acquisition-related costs differ significantly from the current projections.

     NET INCOME

         The Company recorded net income of $5.6 million or $0.02 per share diluted for the quarter ended March 31,1999 compared to a net loss of $0.4 million or $0.00 per share diluted for the quarter ended March 31, 1998. The results for the quarter ended March 31, 1999 include a non-recurring charge of $9.8 million incurred in connection with a January 1999 acquisition and the amortization of $5.2 million from the purchased technology and intangible assets acquired in various purchase transactions.

LIQUIDITY AND CAPITAL RESOURCES FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND
1998

         Yahoo! invests excess cash predominantly in debt instruments that are highly liquid, of high-quality investment grade, and predominantly have maturities of less than one year with the intent to make such funds readily available for operating purposes. At March 31, 1999, the Company had cash and cash equivalents and investments in marketable debt securities totaling $605.9 million compared to $577.0 million at December 31, 1998.

         For the three months ended March 31, 1999, cash provided by operating activities of $39.7 million was primarily due to earnings before a non-recurring charge of $9.8 million and depreciation and amortization of $8.5 million, tax benefits from stock option plans of $10.5 million, and an increase in deferred revenue of $7.3 million partially offset by an increase in accounts receivable of $4.0 million. The increase in deferred revenue relates principally to overall significant growth in revenue and increases in advanced payments on several new and relatively longer sponsorship agreements. For the three months ended March 31, 1998, cash provided by operating activities of $11.1 million was primarily due to increases in accrued liabilities and deferred revenue.

         Cash used in investing activities was $27.0 million for the quarter ended March 31, 1999. Purchases (net of sales and maturities) of investments in marketable securities and other assets during the period were $8.3 million while cash of $9.2 million was paid as part of the acquisition of Yahoo! Canada and capital expenditures totaled $9.5 million. Capital expenditures have generally been comprised of purchases of computer hardware and software as well as leasehold improvements related to leased facilities, and are expected to increase in future periods. Cash used by investing activities was $61.9 million for the quarter ended March 31, 1998. Purchases (net of sales and maturities) of investments in marketable securities during the period were $59.7 million and capital expenditures totaled $2.2 million.

         For the three months ended March 31, 1999, cash provided by financing activities from the issuance of Common Stock pursuant to the exercise of stock options was $24.5 million. For the three months ended March 31, 1998, cash provided by financing activities of 29.6 million was primarily due to the receipt of $25.0 million in connection with the December 1997 sale of Preferred Stock and the issuance of Common Stock pursuant to the exercise of stock options.

         The Company currently has no material commitments other than those under operating lease agreements and fees associated with the acquisition of GeoCities and the proposed acquisition of broadcast.com. The Company has experienced a substantial increase in its capital expenditures and operating lease arrangements since its inception, which is consistent with increased staffing, and anticipates that this will continue in the future. Additionally, the Company will continue to evaluate possible acquisitions of, or investments in businesses, products, and technologies that are complementary to those of the Company, which may require the use of cash. Management believes existing cash and investments will be sufficient to meet the Company's operating requirements for at least the next twelve months; however, the Company may sell additional equity or debt securities or obtain credit facilities to further enhance its liquidity position. The sale of additional securities could result in additional dilution to the Company's shareholders.

YEAR 2000 IMPLICATIONS

         Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot distinguish twenty-first century dates from twentieth century dates. To function properly, these date-code fields must distinguish twenty-first century dates from twentieth century dates and, as a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements.

         Yahoo! is dependent on the operation of numerous systems that may be adversely affected by the Year 2000 problem, including Yahoo!'s internal systems, and equipment, software and content supplied to Yahoo! by third-party vendors that may not be Year 2000 compliant, including outside providers of Web-hosting services on which Yahoo! is currently dependent. In addition, Yahoo!'s future business depends on the successful operation of the Internet following the commencement of the Year 2000. If the Internet is inaccessible for an appreciable period of time, or if Yahoo!'s customers and users are unable to access Yahoo!'s site, Yahoo!'s business and revenues could be materially adversely affected. Yahoo! is also subject to external forces that might generally affect industry and commerce, such as telecommunications, utility or transportation company Year 2000 compliance failures, related service interruptions and the economic impact that such failures have on Yahoo!'s customers and advertisers.

YEAR 2000 COMPLIANCE ASSESSMENT PLANS. Yahoo! has undertaken a two-phase process of analyzing the impact of the Year 2000 problem. First, Yahoo! has completed an informal assessment of its primary internal systems and, based on such assessment and its knowledge of the specific software and systems, Yahoo! currently believes that its systems are Year 2000 compliant in all material respects or can readily be brought into compliance with the application of corrective software modifications. In many cases, Yahoo! expects these modifications to be provided by the vendors of the computer and software products Yahoo! has installed. Yahoo! has not incurred material costs to date in this informal phase of the assessment process, and currently does not believe that the cost of additional actions will have a material effect on its results of operations or financial condition.

         Second, Yahoo! is in the process of performing a formal assessment of both its internal systems and the vendor-supplied items and services it employs to determine how the Year 2000 problem will affect all aspects of Yahoo!'s operations. Yahoo! expects to complete this second phase of its assessment by mid-spring of 1999. The formal process involves assessment of the following Yahoo! systems:

         - hardware systems, including servers and systems used for data storage;
         - software systems, including applications, development tools and proprietary code;
         -   infrastructure systems, including routers, hubs and networks;
         - facility systems, including general building functions, security, HVAC and related operations; and
         - the systems of our business partners, including content providers and ISPs.

         Yahoo! is conducting its formal assessment of Year 2000 readiness by gathering information on each aspect of Yahoo!'s systems, reviewing each component or application for date usage, and examining date representations. With respect to vendor-supplied items and services, Yahoo! is conducting an extensive review of product compliance information on such items and services available online, in vendor literature and through trade group information resources, contacting its vendors for compliance information, and maintaining documentation of assessments that have been performed by such vendors or outside sources.

         Each department of Yahoo! is involved in this formal assessment process. Once complete, the formal assessment will lead to the creation of a formal remediation and contingency plan for achieving Year 2000 readiness. Yahoo! does not anticipate, however, undertaking a formal assessment of the Year 2000 readiness of the Internet or its underlying telecommunications infrastructure, and will therefore be unable to predict the impact of Year 2000 issues that might affect the broader Internet business community, including Yahoo!.

RESULTS OF COMPLIANCE EFFORTS TO DATE. Based on the completed informal assessment and the Company's progress on the formal assessment, Yahoo! currently believes that its internal systems are, or can readily be made, Year 2000 compliant in all material respects. However, it is possible that these current internal systems contain undetected errors or defects with Year 2000 date functions. In addition, although Yahoo! does not anticipate problems, vendor-supplied items and services could contain undetected errors or defects which, if not corrected, could result in serious unanticipated negative consequences, including significant downtime for one or more Yahoo! media properties.

COSTS OF YEAR 2000 COMPLIANCE COULD BE SIGNIFICANT. Although Yahoo! is not aware of any material operational issues or costs associated with preparing its internal systems for the Year 2000, and although Yahoo! has not incurred material costs to date with respect to the Year 2000 readiness of these internal systems, the occurrence of any of the following events could materially and adversely affect Yahoo!'s business, results of operations and financial condition:

         - errors and defects are detected after the formal assessment process is complete;
         - third-party equipment, software or content fails to operate properly with regard to the year 2000;
         - Web advertisers expend significant resources to correct their current systems for Year 2000 compliance, resulting in reduced funds available for Web advertising or sponsorship of Web services; or
         - material costs arise in connection with preparing GeoCities' or broadcast.com's internal systems for the Year 2000 problem.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To The Board of Directors and Stockholders of Yahoo! Inc.

         In our opinion, the consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows (which statements are not presented separately herein) present fairly, in all material respects, the financial position of Yahoo! Inc. and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

         As described in Notes 1 and 11, on May 28, 1999, May 26, 1999 and May 28, 1999, Yahoo! Inc. merged with GeoCities, Encompass, Inc. and Online Anywhere, respectively, in transactions accounted for as poolings of interests. The accompanying supplementary consolidated financial statements give retroactive effect to the mergers of Yahoo! Inc. with GeoCities, Encompass, Inc. and Online Anywhere. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Yahoo! Inc. and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

         In our opinion, based upon our audits, the accompanying supplementary consolidated balance sheets and the related supplementary consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Yahoo! Inc. and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

San Jose, California
January 8, 1999, except as to the stock split described in Note 1 which is as of February 8, 1999 and the poolings of interests with GeoCities, Encompass, Inc. and Online Anywhere and the reincorporation as described in Note 1 and Note 11 which are as of May 28, 1999

                                   YAHOO! INC.
                    SUPPLEMENTARY CONSOLIDATED BALANCE SHEETS
                        (in thousands, except par value)

                                                                                                    December 31,
                                                                           March 31,      --------------------------------
                                                                             1999               1998             1997
                                                                       ---------------    --------------    --------------
ASSETS                                                                    (unaudited)
Current assets:
      Cash and cash equivalents                                        $       218,282    $      181,133   $       70,757
      Short-term investments in marketable securities                          292,983           341,822           27,772
      Accounts receivable, net of allowance of $6,708 (unaudited),
           $5,708 and $2,696 in 1999, 1998 and 1997                             33,689            29,642           12,386
      Subscription receivable                                                        -                 -           25,000
      Prepaid expenses and other current assets                                 12,258            10,431            6,402
                                                                       ---------------    --------------    --------------
           Total current assets                                                557,212           563,028          142,317

Long-term investments in marketable securities                                 151,274            72,703           16,702
Property and equipment, net                                                     31,978            24,221            8,754
Other assets                                                                   113,379            75,246            7,243
                                                                       ---------------    --------------    --------------
           Total assets                                                $       853,843    $      735,198   $      175,016
                                                                       ---------------    --------------    --------------
                                                                       ---------------    --------------    --------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
      Accounts payable                                                 $        10,193    $        8,751   $        6,409
      Note payable                                                               9,000                 -                -
      Accrued expenses and other current liabilities                            46,420            43,434           15,476
      Deferred revenue                                                          47,732            38,661            5,310
      Due to related parties                                                     2,184               961            1,412
                                                                       ---------------    --------------    --------------
           Total current liabilities                                           115,529            91,807           28,607
                                                                       ---------------    --------------    --------------

Deferred tax liability                                                           4,443             4,443                -
Other liabilities                                                                4,701             2,327              870
Minority interests in consolidated subsidiaries                                  1,573             1,248              716

Commitments and contingencies (Note 10)

Mandatory redeemable convertible preferred stock                                     -                 -           33,137
Stockholders' equity:
      Preferred Stock, $0.001 par value; 10,000 shares authorized;
           none issued or outstanding                                                -                 -                -
      Common Stock, $0.001 par value; 900,000 shares authorized;
           225,622 (unaudited), 221,358 and 183,116 issued
           and outstanding in 1999, 1998 and 1997                                  226               222              183
      Additional paid-in capital                                               733,499           670,374          159,462
      Accumulated deficit                                                      (40,154)          (45,797)         (47,516)
      Accumulated other comprehensive income (loss)                             34,026            10,574             (443)
                                                                       ---------------    --------------    --------------
           Total stockholders' equity                                          727,597           635,373          111,686
                                                                       ---------------    --------------    --------------
           Total liabilities and stockholders' equity                  $       853,843    $      735,198   $      175,016
                                                                       ---------------    --------------    --------------
                                                                       ---------------    --------------    --------------

The accompanying notes are an integral part of these supplementary consolidated financial statements.

                                   YAHOO! INC.
               SUPPLEMENTARY CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)


                                                        Three Months Ended
                                                              March 31,                           Year Ended December 31,
                                             ---------------------------------   -------------------------------------------------
                                                     1999                1998          1998             1997             1996
                                             ---------------- ----------------   --------------  ---------------  ----------------
                                                 (unaudited)
Net revenues                                 $      94,266    $        32,863    $     223,078  $        75,129  $       21,804
Cost of revenues                                    14,879              5,890           36,578           14,708           5,510
                                             ---------------- ----------------   --------------  ---------------  ----------------
Gross profit                                        79,387             26,973          186,500           60,421          16,294
                                             ---------------- ----------------   --------------  ---------------  ----------------

Operating expenses:
      Sales and marketing                           38,232             19,075          111,214           52,083          16,932
      Product development                           12,434              5,722           28,717           14,140           6,175
      General and administrative                     6,802              3,451           20,777           11,118           7,086
      Amortization of intangibles                    3,203                  -            2,628                -               -
      Other - non-recurring costs                    9,775                  -           19,700           25,095               -
                                             ---------------- ----------------   --------------  ---------------  ----------------
           Total operating expenses                 70,446             28,248          183,036          102,436          30,193
                                             ---------------- ----------------   --------------  ---------------  ----------------

Income (loss) from operations                        8,941             (1,275)           3,464          (42,015)        (13,899)
Investment income, net                               7,535              1,681           17,081            4,713           3,926
Minority interests in operations
      of consolidated subsidiaries                    (325)               243               68              727             540
                                             ---------------- ----------------   --------------  ---------------  ----------------

Income (loss) before income taxes                   16,151                649           20,613          (36,575)         (9,433)

Provision for income taxes                          10,508              1,071           17,827                -               -
                                             ---------------- ----------------   --------------  ---------------  ----------------

Net income (loss)                                    5,643               (422)           2,786          (36,575)         (9,433)
Accretion of mandatory redeemable
      convertible preferred stock                        -                598            1,396              832             105

                                             ---------------- ----------------   --------------  ---------------  ----------------
Net income (loss) applicable to
      common stockholders                    $       5,643    $        (1,020)   $       1,390  $       (37,407) $       (9,538)
                                             ---------------- ----------------   --------------  ---------------  ----------------
                                             ---------------- ----------------   --------------  ---------------  ----------------

Net income (loss) per share -basic           $        0.03    $         (0.01)   $        0.01  $         (0.21) $        (0.06)
                                             ---------------- ----------------   --------------  ---------------  ----------------
                                             ---------------- ----------------   --------------  ---------------  ----------------
Net income (loss) per share - diluted        $        0.02    $         (0.01)   $        0.01  $         (0.21) $        (0.06)
                                             ---------------- ----------------   --------------  ---------------  ----------------
                                             ---------------- ----------------   --------------  ---------------  ----------------

Shares used in per share
      calculation - basic                          224,045            174,924          194,790          177,110         159,071
                                             ---------------- ----------------   --------------  ---------------  ----------------
                                             ---------------- ----------------   --------------  ---------------  ----------------
Shares used in per share
      calculation - diluted                        264,860            174,924          238,287          177,110         159,071
                                             ---------------- ----------------   --------------  ---------------  ----------------
                                             ---------------- ----------------   --------------  ---------------  ----------------

The accompanying notes are an integral part of these supplementary consolidated financial statements.

YAHOO! INC.
SUPPLEMENTARY CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(in thousands)


                                                                                                           Additional
                                                             Preferred Stock         Common Stock           Paid-in    Accumulated
                                                            Shares      Amount     Shares      Amount       Capital      Deficit
                                                          ---------    --------   --------     -------     ---------   ----------
Balance at December 31, 1995                                 8,938       $ 404      67,464       $ 67       $ 6,982     $ (1,508)
Comprehensive income (loss):
     Net loss                                                    -           -           -          -             -       (9,433)
     Other comprehensive income (loss), net of tax:
         Foreign currency translation adjustment
     Other comprehensive income (loss)                           -           -           -          -             -            -
            Comprehensive income (loss)
Accretion of Mandatory Redeemable Convertible
     Preferred Stock                                             -           -           -          -          (105)           -
Issuance of Convertible Preferred Stock                      5,100           5           -          -        63,745            -
Sale of Common Stock, net of issuance
     costs                                                       -           -      17,940         18        35,088            -
Conversion of Convertible Preferred
     Stock to Common Stock                                 (12,838)        (13)     77,028         77           (64)           -
Issuance of Common Stock, net of
     issuance costs                                              -           -       1,887          2         7,366            -
Issuance of Common Stock pursuant to
     exercise of options                                         -           -       2,978          3             7            -
Compensation expense on option
     grants and warrant issuances                                -           -           -          -           221            -
                                                          --------     -------    --------    -------      --------     --------
Balance at December 31, 1996                                 1,200         396     167,297        167       113,240      (10,941)

Comprehensive income (loss):
     Net loss                                                    -           -           -          -             -      (36,575)
     Other comprehensive income (loss), net of tax:
         Foreign currency translation adjustment
     Other comprehensive income (loss)                           -           -           -          -             -            -
            Comprehensive income (loss)
Accretion of Mandatory Redeemable Convertible
     Preferred Stock                                             -           -           -          -          (832)           -
Sale of Common Stock                                             -           -         920          1         8,744            -
Conversion of Convertible Preferred Stock to Mandatory
     Redeemable Convertible Preferred Stock                 (1,200)       (396)          -          -             -            -
Issuance of Common Stock pursuant
     to exercise of warrants                                     -           -       1,395          1            (1)           -
Issuance of Common Stock for
     acquisitions and investments                                -           -         461          1         6,399            -
Issuance of Common Stock pursuant
     to Visa Group Agreement                                     -           -       2,798          3        21,047            -
Issuance of Common Stock for
     employee stock plans and other                              -           -      10,245         10         7,512            -
Write-up of investment in Yahoo! Japan                           -           -           -          -         1,700            -
Compensation and other expense on
     option grants and warrant issuances                         -           -           -          -         1,653            -
                                                          --------     -------    --------    -------      --------     --------
Balance at December 31, 1997                                     -           -     183,116        183       159,462      (47,516)

Comprehensive income (loss):
     Net income                                                  -           -           -          -             -        2,786
     Other comprehensive income (loss), net of tax:
         Net unrealized gains on securities
         Foreign currency translation adjustment

     Other comprehensive income (loss)                           -           -           -          -             -            -

            Comprehensive income (loss)


Accretion of Mandatory Redeemable Convertible
     Preferred Stock                                             -           -           -          -        (1,396)           -
Conversion of Mandatory Redeemable Convertible
     Preferred Stock                                             -           -      14,590         15        34,414            -
Issuance of Common Stock pursuant to
     GeoCities initial public offering                           -           -       3,697          4        84,321            -
Issuance of Common Stock pursuant
     to exercise of warrants and other                           -           -         215          -           548            -
Issuance of Common Stock for acquisitions                        -           -       2,682          3        76,816            -
Sale of Common Stock, net of issuance costs                      -           -       5,630          6       253,902            -
Issuance of Common Stock for
     employee stock plans                                        -           -      11,428         11        31,284            -
Compensation expense on option grants                            -           -           -          -         2,062            -
Tax benefits from stock options                                  -           -           -          -        28,961            -
Accumulated deficit from acquisition                             -           -           -          -             -       (1,067)
                                                          --------     -------    --------    -------      --------     --------
Balance at December 31, 1998                                     -           -     221,358        222       670,374      (45,797)

Comprehensive income (loss):
     Net income (unaudited)                                      -           -           -          -             -        5,643
     Other comprehensive income (loss), net of tax:
         Net unrealized gains on securities (unaudited)
         Foreign currency translation adjustment (unaudited)
     Other comprehensive income (loss) (unaudited)               -           -           -          -             -            -
            Comprehensive income (loss) (unaudited)
Issuance of Common Stock pursuant
     to exercise of warrants (unaudited)                         -           -          35          -           426            -
Issuance of Common Stock for
     employee stock plans (unaudited)                            -           -       4,135          4        24,475            -
Compensation expense on option grants (unaudited)                -           -           -          -           563            -
Issuance of Common Stock for acquisitions (unaudited)                        -          94          -        13,396            -
Tax benefits from stock options (unaudited)                      -           -           -          -        24,265            -

                                                          --------     -------    --------    -------      --------     --------
Balance at March 31, 1999 (unaudited)                            -         $ -     225,622      $ 226     $ 733,499    $ (40,154)
                                                          --------     -------    --------    -------      --------     --------
                                                          --------     -------    --------    -------      --------     --------


                                                              Accumulated
                                                                 Other
                                                             Comprehensive                 Comprehensive
                                                            Income (Loss)     Total        Income (Loss)
                                                            ------------     --------      --------------
Balance at December 31, 1995                                        $ -      $ 5,945
Comprehensive income (loss):
     Net loss                                                         -       (9,433)          $ (9,433)
     Other comprehensive income (loss), net of tax:
         Foreign currency translation adjustment                                                    (63)
                                                                                               ---------
     Other comprehensive income (loss)                              (63)         (63)               (63)
                                                                                               ---------
            Comprehensive income (loss)                                                        $ (9,496)
                                                                                               ---------
                                                                                               ---------
Accretion of Mandatory Redeemable Convertible
     Preferred Stock                                                  -         (105)
Issuance of Convertible Preferred Stock                               -       63,750
Sale of Common Stock, net of issuance
     costs                                                            -       35,106
Conversion of Convertible Preferred
     Stock to Common Stock                                            -            -
Issuance of Common Stock, net of
     issuance costs                                                   -        7,368
Issuance of Common Stock pursuant to
     exercise of options                                              -           10
Compensation expense on option
     grants and warrant issuances                                     -          221
                                                               --------      -------
Balance at December 31, 1996                                        (63)     102,799

Comprehensive income (loss):
     Net loss                                                         -      (36,575)         $ (36,575)
     Other comprehensive income (loss), net of tax:
         Foreign currency translation adjustment                                                   (380)
                                                                                               ---------
     Other comprehensive income (loss)                             (380)        (380)              (380)
                                                                                               ---------
            Comprehensive income (loss)                                                       $ (36,955)
                                                                                               ---------
                                                                                               ---------
Accretion of Mandatory Redeemable Convertible Preferred Stock         -         (832)
sale of Common Stock                                                  -        8,745
Conversion of Convertible Preferred Stock to Mandatory
     Redeemable Convertible Preferred Stock                           -         (396)
Issuance of Common Stock pursuant
     to exercise of warrants                                          -            -
Issuance of Common Stock for
     acquisitions and investments                                     -        6,400
Issuance of Common Stock pursuant
     to Visa Group Agreement                                          -       21,050
Issuance of Common Stock for
     employee stock plans and other                                   -        7,522
Write-up of investment in Yahoo! Japan                                -        1,700
Compensation and other expense on
     option grants and warrant issuances                              -        1,653
                                                               --------      -------
Balance at December 31, 1997                                       (443)     111,686

Comprehensive income (loss):
     Net income                                                       -        2,786            $ 2,786
     Other comprehensive income (loss), net of tax:
         Net unrealized gains on securities                                                      10,729
         Foreign currency translation adjustment                                                    288
                                                                                               ---------
     Other comprehensive income (loss)                           11,017       11,017             11,017
                                                                                               ---------
            Comprehensive income (loss)                                                        $ 13,803
                                                                                               ---------
                                                                                               ---------
Accretion of Mandatory Redeemable Convertible
     Preferred Stock                                                  -       (1,396)
Conversion of Mandatory Redeemable Convertible
     Preferred Stock                                                  -       34,429
Issuance of Common Stock pursuant to
     GeoCities initial public offering                                -       84,325
Issuance of Common Stock pursuant
     to exercise of warrants and other                                -          548
Issuance of Common Stock for acquisitions                             -       76,819
Sale of Common Stock, net of issuance costs                           -      253,908
Issuance of Common Stock for
     employee stock plans                                             -       31,295
Compensation expense on option grants                                 -        2,062
Tax benefits from stock options                                       -       28,961
Accumulated deficit from acquisition                                  -       (1,067)
                                                               --------      -------
Balance at December 31, 1998                                     10,574      635,373

Comprehensive income (loss):
     Net income (unaudited)                                           -        5,643            $ 5,643
     Other comprehensive income (loss), net of tax:
         Net unrealized gains on securities (unaudited)                                          23,493
         Foreign currency translation adjustment (unaudited)                                        (41)
                                                                                               ---------
     Other comprehensive income (loss) (unaudited)               23,452       23,452             23,452
                                                                                               ---------
            Comprehensive income (loss) (unaudited)                                            $ 29,095
                                                                                               ---------
                                                                                               ---------
Issuance of Common Stock pursuant
     to exercise of warrants (unaudited)                              -          426
Issuance of Common Stock for
     employee stock plans (unaudited)                                 -       24,479
Compensation expense on option grants (unaudited)                     -          563
Issuance of Common Stock for acquisitions (unaudited)                 -       13,396
Tax benefits from stock options (unaudited)                           -       24,265

                                                               --------      -------
Balance at March 31, 1999 (unaudited)                          $ 34,026    $ 727,597
                                                               --------      -------
                                                               --------      -------

The accompanying notes are an integral part of these supplementary consolidated financial statements

                                   YAHOO! INC.
               SUPPLEMENTARY CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                      Three Months Ended
                                                                           March 31,               Year Ended December 31,
                                                                   ------------------------  --------------------------------------
                                                                        1999          1998         1998        1997        1996
                                                                   -----------  -----------  ------------ ------------ ------------
                                                                           (unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
      Net income (loss)                                            $     5,643  $     (422)  $     2,786   $  (36,575) $   (9,433)
      Adjustments to reconcile net income (loss) to net cash
           provided by (used in) operating activities:
           Depreciation and amortization                                 8,462       1,092        13,098        3,225         827
           Tax benefits from stock options                              10,467           -        17,827            -           -
           Non-cash charges related to stock option grants
                and stock and warrant issuances                            576         197         2,328        1,751         197
           Minority interests in operations
                of consolidated subsidiaries                               325        (243)          (68)        (727)       (540)
           Purchased in-process research and development                 9,775           -        17,600            -           -
           Other non-cash charge                                             -           -             -       21,245           -
           Changes in assets and liabilities:
                Accounts receivable, net                                (4,047)     (2,339)      (17,156)      (6,924)     (4,524)
                Prepaid expenses and other assets                       (2,096)      2,046           864       (6,900)       (656)
                Accounts payable                                           (56)       (764)        1,619        3,118       1,695
                Accrued expenses and other current liabilities           2,122       6,413        21,264        9,608       4,555
                Deferred revenue                                         7,321       5,487        33,345        3,098       1,775
                Due to related parties                                   1,223        (383)         (451)         330         948
                                                                    ----------    ---------   -----------   ----------  ----------
      Net cash provided by (used in) operating activities               39,715      11,084        93,056       (8,751)     (5,156)
                                                                    ----------    ---------   -----------   ----------  ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Acquisition of property and equipment                             (9,455)     (2,243)      (17,622)      (7,627)     (3,572)
      Acquisitions, net of cash acquired                                (9,200)          -           199            -           -
      Purchases of marketable securities                              (196,073)    (66,821)     (511,526)     (58,753)   (115,247)
      Proceeds from sales and maturities of marketable
           securities                                                  203,632       7,133       159,850       86,678      43,240
      Other investments                                                (15,867)          -        (8,332)      (2,294)       (729)
                                                                    ----------    ---------   -----------   ----------  ----------
      Net cash provided by (used in) investing activities              (26,963)    (61,931)     (377,431)      18,004     (76,308)
                                                                    ----------    ---------   -----------   ----------  ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Proceeds from issuance of Common Stock, net                       24,893       4,666       369,806       18,052      44,547
      Proceeds from issuance of Convertible Preferred Stock                  -      25,000        25,000        7,897      63,750
      Proceeds from minority investors                                       -           -           600          999       1,050
      Other                                                               (455)        (95)         (943)         607         733
                                                                    ----------    ---------   -----------   ----------  ----------
      Net cash provided by financing activities                         24,438      29,571       394,463       27,555     110,080
                                                                    ----------    ---------   -----------   ----------  ----------

Effect of exchange rate changes on cash and cash equivalents               (41)         65           288         (380)        (63)
                                                                    ----------    ---------   -----------   ----------  ----------

Net change in cash and cash equivalents                                 37,149     (21,211)      110,376       36,428      28,553
Cash and cash equivalents at beginning of year                         181,133      70,757        70,757       34,329       5,776
                                                                    ----------    ---------   -----------   ----------  ----------

Cash and cash equivalents at end of year                           $   218,282  $   49,546   $   181,133   $   70,757  $   34,329
                                                                    ----------    ---------   -----------   ----------  ----------
                                                                    ----------    ---------   -----------   ----------  ----------

The accompanying notes are an integral part of these supplementary consolidated financial statements.

                                   YAHOO! INC.
            NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1        THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY. Yahoo! Inc. ("Yahoo!" or the "Company") is a global Internet media company that offers a branded network of comprehensive information, communication, and shopping services to millions of users daily. The Company was incorporated in California on March 5, 1995 and commenced operations on that date. The Company conducts its business within one industry segment.

         In May 1999, the Company consummated its acquisitions of GeoCities, Encompass, Inc. ("Encompass"), and Online Anywhere in business combinations that were accounted for as poolings of interests. On October 20, 1998 and 1997, the Company consummated its acquisitions of Yoyodyne Entertainment, Inc. ("Yoyodyne") and Four11 Corporation ("Four11"), respectively, in business combinations that were accounted for as poolings of interests. The supplementary consolidated financial statements for the three months ended March 31, 1999 and 1998 and the three years ended December 31, 1998 and the accompanying notes reflect the Company's financial position and the results of operations as if the acquired entities were wholly-owned subsidiaries of the Company since inception.

         Components of the consolidated results of operations of Yahoo! and of GeoCities, Encompass, Online Anywhere , Four11 and Yoyodyne prior to their acquisitions by Yahoo!, are as follows (in thousands):


                             Three Months Ended                         Year Ended December 31,
                                  March 31,
                         ----------------------------     ----------------------------------------------------
                            1999            1998              1998               1997               1996
                         ------------    ------------     -------------     ---------------     --------------
                         (UNAUDITED)     (UNAUDITED)
Net revenues
-------------
     Yahoo!            $      85,823   $      30,173    $      200,967    $         65,460    $        19,073
     GeoCities                 7,150           2,173            18,227               4,462                314
     Encompass                 1,228              27             1,960                  17                  -
     Online Anywhere              65             100               100                 200                  -
     Four11                        -               -                 -               1,951                624
     Yoyodyne                      -             390             1,824               3,039              1,793
                         ------------    ------------     -------------     ---------------     --------------
                       $      94,266   $      32,863    $      223,078    $         75,129    $        21,804
                         ------------    ------------     -------------     ---------------     --------------
                         ------------    ------------     -------------     ---------------     --------------

Net income (loss)
------------------
     Yahoo!            $      16,977   $       4,285    $       30,216    $       (19,973)    $       (2,334)
     GeoCities              (10,567)         (2,898)          (19,759)             (8,903)            (3,006)
     Encompass                 (110)           (684)           (1,989)             (2,045)                  -
     Online Anywhere           (657)           (110)           (1,054)               (107)                  -
     Four11                        -               -                 -             (2,914)            (1,951)
     Yoyodyne                      -         (1,015)           (4,628)             (2,633)            (2,142)
                         ------------    ------------     -------------     ---------------     --------------
                       $       5,643   $       (422)    $        2,786    $       (36,575)    $       (9,433)
                         ------------    ------------     -------------     ---------------     --------------
                         ------------    ------------     -------------     ---------------     --------------

STOCK SPLITS. During July 1998, the Company's Board of Directors approved a two-for-one Common Stock split. Stockholders of record on July 17, 1998 (the record date) received one additional share for every share held on that date. The shares were distributed on July 31, 1998 and the stock split was effective on August 3, 1998. During January 1999, the Company's Board of Directors approved a two-for-one Common Stock split. Stockholders of record on January 22, 1999 (the record date) received one additional share for every share held on that date. The shares were distributed on February 5, 1999 and the stock split was effective on February 8, 1999. All share numbers in these consolidated financial statements and notes thereto for all periods presented have been adjusted to reflect the two-for-one common stock splits.

PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of Yahoo! Inc. and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. The equity and net loss attributable to the minority stockholder interests which related to the Company's subsidiaries, are shown separately in the consolidated balance sheets and consolidated statements of operations, respectively. Losses in excess of the minority interest equity would be charged against the Company. Investments in entities owned 20% or more but less than majority owned and not otherwise controlled by the Company are accounted for under the equity method.

RECLASSIFICATIONS. Certain prior years' balances have been reclassified to conform with the current year's presentation.

REVENUE RECOGNITION. The Company's revenues are derived principally from the sale of banner and sponsorship advertisements. The Company's standard rates for banner advertising currently range from approximately $6.00 per thousand impressions for run of network to approximately $90.00 per thousand impressions for highly targeted audiences and properties. To date, the duration of the Company's banner advertising commitments has ranged from one week to two years. Sponsorship advertising contracts have longer terms (ranging from three months to two years) than standard banner advertising contracts and also involve more integration with Yahoo! services, such as the placement of buttons that provide users with direct links to the advertiser's Web site. Advertising revenues on both banner and sponsorship contracts are recognized ratably over the period in which the advertisement is displayed, provided that no significant Company obligations remain at the end of a period and collection of the resulting receivable is probable. Company obligations typically include guarantees of minimum number of "impressions," or times that an advertisement appears in pages viewed by users of the Company's online properties. To the extent minimum guaranteed impressions are not met, the Company defers recognition of the corresponding revenues until the remaining guaranteed impression levels are achieved.

         The Company also earns revenue on sponsorship contracts from fees relating to the design, coordination, and integration of customers' content and links into Yahoo! online media properties. These development fees are recognized as revenue once the related activities have been performed and the customer's Web links are available on Yahoo! online media properties. A number of the Company's agreements provide that Yahoo! receive revenues from electronic commerce transactions. Currently, these revenues are recognized by the Company upon notification from the advertiser of revenues earned by Yahoo!. Revenues from barter transactions are recognized during the period in which the advertisements are displayed in Yahoo! properties. Barter transactions are recorded at the fair value of the goods or services provided or received, whichever is more readily determinable in the circumstances. Additionally, the Company derives revenues from certain membership programs which are recognized on a monthly basis as the fees become due. To date, revenues from development fees, electronic commerce transactions, membership programs, and barter transactions have each been less than 10% of net revenues.

         No one customer accounted for 10% or more of net revenues during 1998 and 1997, and SOFTBANK and its related companies ("SOFTBANK"), a holder of approximately 30% of the Company's Common Stock at December 31, 1998, accounted for 11% of net revenues during 1996 (see Note 4).

         Deferred revenue is primarily comprised of billings in excess of recognized revenue relating to advertising contracts and payments received pursuant to sponsorship advertising contracts in advance of revenue recognition.

PRODUCT DEVELOPMENT. Costs incurred in the classification and organization of listings within Yahoo! properties and the development of new products and enhancements to existing products are charged to expense as incurred. Material software development costs subsequent to the establishment of technological feasibility are capitalized. Based upon the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been insignificant.

ADVERTISING COSTS. Advertising production costs are recorded as expense the first time an advertisement appears. All other advertising costs are expensed as incurred. The Company does not incur any direct-response advertising costs. Advertising expense totaled approximately $35.3 million, $12.6 million, and $4.4 million for 1998, 1997, and 1996, respectively.

BENEFIT PLAN. The Company maintains a 401(k) Profit Sharing Plan (the "Plan") for its full-time employees. Each participant in the Plan may elect to contribute from 1% to 17% of his or her annual compensation to the Plan. The Company matches employee contributions at a rate of 25%. Employee contributions are fully vested, whereas vesting in matching Company contributions occurs at a rate of 33.3% per year of employment. During 1998, 1997 and 1996, the Company's contributions amounted to $623,000, $273,000, and $81,000, respectively, all of which was expensed.

CASH AND CASH EQUIVALENTS, SHORT AND LONG-TERM INVESTMENTS. The Company invests its excess cash in debt instruments of the U.S. Government and its agencies, and in high-quality corporate issuers. All highly liquid instruments with an original maturity of three months or less are considered cash equivalents, those with original maturities greater than three months and current maturities less than twelve months from the balance sheet date are considered short-term investments, and those with maturities greater than twelve months from the balance sheet date are considered long-term investments.

         The Company's marketable securities that are classified as available-for-sale as of the balance sheet date are reported at fair value, with unrealized gains and losses, net of tax, recorded in stockholders' equity. Realized gains or losses and permanent declines in value, if any, on available-for-sale securities will be reported in other income or expense as incurred. As of December 31, 1998, the Company recorded net unrealized gains, net of income taxes, of $10.7 million. The Company's marketable securities that are classified as held-to-maturity are reported at amortized cost in the balance sheets. The Company utilizes specific identification in computing realized and unrealized gains and losses on held-to-maturity investments.

         The Company invests in equity instruments of privately-held, information technology companies for business and strategic purposes. These investments are included in other long-term assets and are accounted for under the cost method when ownership is less than 20%. For these non-quoted investments, the Company's policy is to regularly review the assumptions underlying the operating performance and cash flow forecasts in assessing the carrying values. The Company identifies and records impairment losses on long-lived assets when events and circumstances indicate that such assets might be impaired. To date, no such impairment has been recorded. During 1998, certain of these investments in privately-held companies became marketable equity securities when the investees completed initial public offerings. Such investments, which are in the Internet industry, are subject to significant fluctuations in fair market value due to the volatility of the stock market, and are recorded as long-term investments.

CONCENTRATION OF CREDIT RISK. Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash, cash equivalents, short and long-term investments, and accounts receivable. Substantially all of the Company's cash, cash equivalents, short and long-term investments are managed by four financial institutions. Accounts receivable are typically unsecured and are derived from revenues earned from customers primarily located in the United States. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses; historically, such losses have been within management's expectations. At December 31, 1998 and 1997, no one customer accounted for 10% or more of the accounts receivable balance.

DEPRECIATION AND AMORTIZATION. Property and equipment, including leasehold, are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, generally two to five years. Goodwill and other intangible assets are included in other assets and are carried at cost less accumulated amortization, which is being provided on a straight-line basis over the economic lives of the respective assets, generally three to ten years. The Company periodically evaluates the recoverability of its long-lived assets based on expected undiscounted cash flows and recognizes impairments, if any, based on expected discounted future cash flows.

INCOME TAXES. Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

STOCK-BASED COMPENSATION. The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS') No. 123, "Accounting for Stock-Based Compensation." Under APB 25, compensation cost is recognized over the vesting period based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock.

FOREIGN CURRENCY AND INTERNATIONAL OPERATIONS. The functional currency of the Company's international subsidiaries is the local currency. The financial statements of these subsidiaries are translated to United States dollars using year-end rates of exchange for assets and liabilities, and average rates of exchange for the year for revenues, costs, and expenses. Translation gains (losses), which are deferred and accumulated as a component of stockholders' equity, were $288,000, ($380,000), and ($63,000) for 1998, 1997, and 1996,
respectively. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations and were not significant during the periods presented. International revenues have accounted for less than 10% of net revenues in the years ended December 31, 1998, 1997, and 1996. International assets were not significant at December 31, 1998, 1997, or 1996.

BASIC AND DILUTED NET INCOME (LOSS) PER SHARE. Basic net income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon conversion of the convertible preferred stock (using the if-converted method) and shares issuable upon the exercise of stock options and warrants (using the treasury stock method). For the three months ended March 31, 1999 and year ended December 31 1998, common share equivalents primarily related to shares issuable upon the exercise of stock options and approximated 40.8 million (unaudited) and 43.5 million shares, respectively. Common equivalent shares for the three months ended March 31, 1998 and the years ended December 31, 1997 and 1996 were excluded from the computation as their effect was anti-dilutive.

USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

COMPREHENSIVE INCOME. In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS 130, "Reporting Comprehensive Income," which was adopted by the Company in the first quarter of fiscal 1998. SFAS 130 establishes standards for reporting comprehensive income and its components in a financial statement. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments and unrealized gains and losses on available-for-sale securities. Accumulated other comprehensive income, as presented on the accompanying consolidated balance sheets, consists of the net unrealized gains on available-for-sale securities, net of tax and the cumulative translation adjustment.

RECENT ACCOUNTING PRONOUNCEMENTS. In June 1998, the FASB issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities, and is effective for fiscal years beginning after June 15, 1999. The Company is currently determining the additional disclosures, if any, that may be required under this pronouncement. In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This standard requires companies to capitalize qualifying computer software costs which are incurred during the application development stage and amortize them over the software's estimated useful life. SOP 98-1 is effective for fiscal years beginning after December 15, 1998.

UNAUDITED INTERIM RESULTS. The accompanying supplementary consolidated interim financial statements as of March 31, 1999 and for the three months ended March 31, 1999 and 1998 are unaudited. In the opinion of management, the unaudited supplementary consolidated interim financial statements have been prepared on the same basis as the annual supplementary consolidated financial statements and reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the results of these periods. The data and other information disclosed in the notes to the supplementary consolidated financial statements related to these periods are unaudited. The results for the three months ended March 31, 1999 are not necessarily indicative of the results to be expected for the year.

NOTE 2        BALANCE SHEET COMPONENTS (IN THOUSANDS)


                                                                                 December 31,
                                                                   -------------------------------
                                                                      1998                 1997
                                                                   -----------          ----------
Property and equipment:

     Computers and equipment                                     $     26,116     $         8,977
     Furniture and fixtures                                             5,836               2,619
     Leasehold improvements                                             3,456               1,070
                                                                   -----------          ----------
                                                                       35,408              12,666
     Less: accumulated depreciation                                   (11,187)             (3,912)
                                                                   -----------          ----------
                                                                 $     24,221     $         8,754
                                                                   ===========          ==========

Other assets:
     Intangible assets (Note 5)                                  $     65,213     $         1,530
     Investments in privately-held companies                            5,445               1,450
     Other                                                              4,588               4,263
                                                                   -----------          ----------
                                                                 $     75,246     $         7,243
                                                                   ===========          ==========

Accrued expenses and other current liabilities:
     Accrued compensation and related expenses                   $     12,603         $     3,430
     Accrued content, connect, and other costs                          8,513               3,206
     Accrued sales and marketing related expenses                       6,818               2,830
     Accrued professional service expenses                              5,837               1,732
     Other                                                              9,663               4,278
                                                                   -----------          ----------
                                                                 $     43,434         $    15,476
                                                                   ===========          ==========


NOTE 3        INVESTMENTS

At December 31, 1998, short and long-term investments in marketable securities were classified as available-for-sale and held-to-maturity as follows (in thousands):

                                           Gross               Gross              Gross            Estimated
                                         Amortized          Unrealized         Unrealized             Fair
                                           Costs               Gains             Losses              Value
                                       -------------       -------------      -------------      --------------
AVAILABLE-FOR-SALE
      U.S. Government and agencies        $ 331,757             $   611            $     -           $ 332,368
      Municipal bonds                        12,893                  81                  -              12,974
      Corporate debt securities               8,584                  26                  -               8,610
      Corporate equity securities             2,350              16,332                  -              18,682
      Other                                   3,020                   -               (20)               3,000
                                       -------------       -------------      -------------      --------------
                                            358,604              17,050               (20)             375,634
                                       -------------       -------------      -------------      --------------
HELD-TO-MATURITY
     U.S. Government and agencies            20,774                   -               (41)              20,733
     Corporate debt securities               18,117                   -                (5)              18,112
                                       -------------       -------------      -------------      --------------
                                             38,891                   -               (46)              38,845
                                       -------------       -------------      -------------      --------------
                                       -------------       -------------      -------------      --------------
                                          $ 397,495            $ 17,050           $   (66)           $ 414,479
                                       -------------       -------------      -------------      --------------
                                       -------------       -------------      -------------      --------------

The contractual maturities of debt securities classified as available-for-sale and held-to-maturity as of December 31, 1998 are as follows (in thousands):

AVAILABLE-FOR-SALE
      Due within one year                                                 $ 308,025
      Due after one year through two years                                   48,927
                                                                    ----------------
                                                                            356,952
                                                                    ----------------

HELD-TO-MATURITY
     Due within one year                                                     33,797
     Due after one year through two years                                     5,094
                                                                    ----------------
                                                                             38,891
                                                                    ----------------
                                                                          $ 395,843
                                                                    ----------------
                                                                    ----------------

         At December 31, 1997, short and long-term investments in marketable securities were classified as available-for-sale and consisted of 81% corporate debt securities, 8% debt securities of the U.S. Government and its agencies, 4% municipal debt securities, and 7% foreign debt securities. At December 31, 1997, the fair value of the investments approximated cost.

NOTE 4        RELATED PARTY TRANSACTIONS

During 1998, 1997 and 1996, the Company recognized net revenues of approximately $11.8 million, $3.2 million, and $2.4 million, respectively, on advertising contracts and publication, development, and licensing arrangements with SOFTBANK and its related companies (such as E*Trade Group, Inc., Kingston Technology Company, and E-Loan, Inc.), a holder of approximately 30% of the Company's Common Stock at December 31, 1998. Prices on these contracts were comparable to those given to other similar customers of the Company. Additionally, three SOFTBANK-related companies provided Internet access and sales and marketing-related services for fees of approximately $3.1 million, $3.2 million, and $2.3 million during 1998, 1997, and 1996, respectively. Sequoia Capital, a holder of approximately 3% of the Company's Common Stock at December 31, 1998, was also an investor in one of these SOFTBANK-related companies.

NOTE 5        ACQUISITIONS

ACQUISITION OF NETCONTROLS. On July 31, 1997, the Company entered into a stock purchase agreement to acquire all of the outstanding capital stock of NetControls, Inc. for 148,668 shares of the Company's Common Stock. The acquisition was recorded as a purchase for accounting purposes and the majority of the purchase price of approximately $1.4 million is being amortized over the three-year estimated useful life of the technology acquired. Upon acquisition, the historical financial results of NetControls, Inc. were de minimis.

ACQUISITION OF FOUR11. On October 20, 1997, the Company completed the acquisition of Four11 Corporation, a privately-held online communications and Internet directory company. Under the terms of the acquisition, which was accounted for as a pooling of interests, the Company exchanged 6,022,880 shares of Yahoo! Common Stock for all of Four11's outstanding shares and assumed 593,344 options and warrants to purchase Yahoo! Common Stock. All outstanding Four11 preferred shares were converted into Four11 common stock immediately prior to the acquisition. During the quarter ended December 31, 1997, the Company recorded a one-time charge of $3.9 million for acquisition-related costs. These costs consisted of investment banking fees, legal and accounting fees, redundancy costs, and certain other expenses directly related to the acquisition.

ACQUISITION OF VIAWEB INC. On June 10, 1998, the Company completed the acquisition of all outstanding shares of Viaweb, a provider of software and services for hosting online stores, through the issuance of 1,574,364 shares of Yahoo! Common Stock. All outstanding options to purchase Viaweb common stock were converted into options to purchase 244,504 shares of Yahoo! Common Stock. The acquisition was accounted for as a purchase in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 16. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of the acquisition. Results of operations for Viaweb have been included with those of the Company for periods subsequent to the date of acquisition.

         The total purchase price of the acquisition was $48.6 million including acquisition expenses of $1.8 million. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values as determined by the Company and pursuant to discussions with the Staff of the Securities and Exchange Commission (the "Staff") as follows (in thousands):

                  In-process research and development                                     $15,000
                  Purchased technology                                                     15,000
                  Goodwill                                                                 24,332
                  Liabilities assumed                                                        (344)
                  Tangible assets acquired                                                    571
                  Deferred tax liability                                                   (6,000)
                                                                                  ----------------
                                                                                          $48,559
                                                                                  ----------------
                                                                                  ----------------

         Among the factors considered in discussions with the Staff in determining the amount of the allocation of the purchase price to in-process research and development were various factors such as estimating the stage of development of each in-process research and development project at the date of acquisition, estimating cash flows resulting from the expected revenues generated from such projects, and discounting the net cash flows, in addition to other assumptions. The remaining identified intangibles, including the value of purchased technology and other intangibles will be amortized on a straight-line basis over three and seven years, respectively. Amortization expense of purchased technology and other intangible assets was $2.9 million and $2.0 million, respectively, for the year ended December 31, 1998. A deferred tax liability has been recognized for the difference between the assigned values for book purposes and the tax bases of assets in accordance with the provisions of SFAS 109. In addition, other factors were considered in discussions with the Staff in determining the value assigned to purchased in-process technology such as research projects in areas supporting the online store technology (including significant enhancement to the ability of the product to support multiple users and multiple servers), developing functionality to support the ability to process credit card orders, and enhancing the product's user interface by developing functionality that would allow the product to be used outside of the United States. If none of these projects is successfully developed, the Company's sales and profitability may be adversely affected in future periods. Additionally, the failure of any particular individual project in-process could impair the value of other intangible assets acquired. The Company began to benefit from the purchased in-process technology in late 1998.

         Yahoo! is continuing the development efforts associated with online store technology, credit card processing and to a lesser extent international functionality. The development efforts with respect to the online store technology and credit card processing are on schedule with Yahoo!'s original assumptions with various features having been introduced as of December 31, 1998. Given the complexities of completing the international functionality, Yahoo! continues to make progress in the development of these features and now expects to be substantially complete by the end of June 1999.

ACQUISITION OF WEBCAL CORPORATION. On July 17, 1998, the Company completed the acquisition of WebCal Corporation ("WebCal"), a privately-held developer and marketer of Web-based calendaring and scheduling products, and publisher of EventCal, a comprehensive database of world-wide public events. Under the terms of the acquisition, which was accounted for as a pooling of interests, the Company exchanged 541,908 shares of Yahoo! Common Stock for all of WebCal's outstanding shares. The historical operations of WebCal are not material to the Company's financial position or results of operations, therefore, prior period financial statements have not been restated for this acquisition. WebCal's accumulated deficit on July 17, 1998 was $1.1 million. Net revenues and net loss for WebCal in 1998 through the date of the acquisition approximated $2,000 and $847,000, respectively.

ACQUISITION OF COMPU-TRAK, INC. In August 1998, the Company completed the purchase of certain Web-page development technology for a total consideration of $1.6 million, including $850,000 in cash and 23,894 shares of Common Stock. During the year ended December 31, 1998, $300,000 was recorded as purchased in-process research and development. The purchased technology is classified as property and equipment and is being amortized over one year.

ACQUISITION OF YOYODYNE ENTERTAINMENT, INC. On October 20, 1998, the Company acquired Yoyodyne Entertainment, Inc., a privately-held, direct marketing services company. Under the terms of the acquisition, which was accounted for as a pooling of interests, the Company exchanged 561,244 shares of Yahoo! Common Stock and options and warrants to purchase Yahoo! Common Stock for all of Yoyodyne's outstanding shares, options, and warrants. The consolidated financial statements for the three years ended December 31, 1998 and the accompanying notes reflect the Company's financial position and the results of operations as if Yoyodyne was a wholly-owned subsidiary of the Company since inception. During October 1998, the Company recorded a one-time charge of $2.1 million for acquisition-related costs. These costs consisted of broker fees, legal and accounting fees, and certain other expenses directly related to the acquisition.

ACQUISITION OF HYPERPARALLEL, INC. On December 17, 1998, the Company completed the acquisition of all of the outstanding shares of HyperParallel, Inc. ("HyperParallel"), a company specializing in data analysis, through the issuance of 74,856 shares of Yahoo! Common Stock and approximately $700,000 of cash totaling $8.1 million including acquisition costs. The acquisition was accounted for as a purchase in accordance with APB 16. Under the purchase method of accounting, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of the acquisition. Results of operations for HyperParallel have been included with those of the Company for periods subsequent to the acquisition.

         Approximately $2.3 million of the total purchase price was allocated to in-process research and development. This amount was developed by estimating the stage of development of each in-process research and development project at the date of the acquisition, estimating incremental cash flows generated from such projects, and discounting the net cash flows back to their present value using a discount rate of 35%, which represents a premium to the Company's cost of capital to take into account the uncertainty surrounding the successful development of the purchased in-process technology. The projections were based on management's estimates of market size and growth, expected trends in advertising and technology, expected research and development and selling and general administrative expenditures, and the expected timing of new product introductions. Approximately $1.2 million of the total purchase price was allocated to existing technology which is being amortized over 3 years. The value of the existing technology was developed based on similar assumptions using a discount rate of 25%. The projections used in developing the values should not be considered an accurate predictor of future performance for several reasons, including the consideration of many factors outside the control of the Company. The remaining purchase price of approximately $4.6 million was allocated to goodwill which is being amortized over 7 years. Tangible assets acquired and liabilities assumed were not material to the Company's financial statements.

         The value assigned to purchased in-process technology was determined by identifying three research projects in-progress as of the acquisition date. These three research projects in-progress focus on technologies surrounding search tools. Two of the application oriented development projects were 70% and 20% complete as of the acquisition date. These projects are expected to be completed in the first and fourth quarters, respectively, of 1999. The remaining project relates to the next release of the current search tool which was approximately 20% complete as of the acquisition date and is expected to be completed in the fourth quarter of 1999. Future research and development costs to be incurred on the individual in-process projects are not expected to be material to Yahoo!'s financial position or results of operations. In addition, if none of these projects were successfully developed, Yahoo!'s revenues and profitability would not be materially adversely affected.

ACQUISITION OF STARSEED, INC. In December 1998, the Company completed the acquisition of all the outstanding shares of Starseed, Inc. ("Starseed") through the issuance of 370,036 shares of Common Stock, approximately $2 milion in cash and the forgiveness of $600,000 of debt. All outstanding options to purchase Starseed common stock were converted into options to purchase 145,512 shares of the Company's common stock.

         The total purchase price of the acquisition was $24.8 million. The acquisition was accounted for as a purchase in accordance with the provisions of APB 16 with the excess purchase price over the fair value of net assets acquired being recorded as goodwill. The purchase price was allocated to the assets acquired and the liabilities assumed based on their estimated fair values as follows (in thousands):

              Purchased technology                                                       $ 1,189
              Goodwill and other intangible assets                                         23,992
              Other assets                                                                    161
              Liabilities assumed                                                           (560)
                                                                                        ----------
                                                                                          $24,782
                                                                                        ----------
                                                                                        ----------

         The results of operations for Starseed are included with those of the Company's for the period subsequent to the date of acquisition. The purchased technology is being amorized on a straight-line basis over one year. The goodwill and other intangibles are being amortized on a straight-line basis over three years.

UNAUDITED PRO FORMA DISCLOSURES OF SIGNIFICANT ACQUISITIONS. The following unaudited pro forma consolidated results of operations give effect to the acquisitions of Viaweb, HyperParallel, and Starseed as if they occurred as of the beginning of the period (in thousands, except per share data):

                                                                                    Year Ended
                                                                                    December 31,
                                                                        -------------------------------
                                                                           1998               1997
                                                                        ------------      -------------
        Net revenues                                                  $    224,100       $  76,078
        Net income (loss)                                             $    (17,002)      $ (61,976)
        Net income (loss) per share - basic and diluted               $      (0.09)      $   (0.35)
        Shares used in per share calculation - basic and diluted           195,904         178,737

NOTE 6        JOINT VENTURES

YAHOO! JAPAN. During April 1996, the Company signed a joint venture agreement with SOFTBANK whereby Yahoo! Japan Corporation was formed to establish and manage in Japan a Japanese version of the Yahoo! Internet Guide, develop related Japanese online navigational services, and conduct other related business. The Company's ownership interest in the joint venture upon inception was 40%. During November 1997, Yahoo! Japan Corporation completed its initial public offering, issuing 975 previously unissued shares and raising total proceeds of approximately $5.5 million. Accordingly, the Company increased its investment by $1.7 million, recorded as additional paid-in capital, to reflect the increase in the Company's share of Yahoo! Japan Corporation's net assets. The investment is being accounted for using the equity method and the Company's share of net income, to date, has been immaterial. At December 31, 1998, the carrying value of the investment was $2.9 million and is recorded in other assets. However, the fair value of the Company's 34% ownership in Yahoo! Japan, based on the quoted trading price, was approximately $170 million at December 31, 1998.

YAHOO! EUROPE. On November 1, 1996, the Company signed a joint venture agreement with a subsidiary of SOFTBANK whereby separate companies were formed in Germany, the United Kingdom, and France ("Yahoo! Europe") to establish and manage versions of the Yahoo! Internet Guide for those countries, develop related online navigational services, and conduct other related business. The parties have invested a total of $6.0 million in proportion to their respective equity interests as of December 31, 1998. The Company has a majority share of approximately 70% in each of the Yahoo! Europe entities, and therefore, has consolidated their financial results. During 1998, 1997 and 1996, Yahoo! Europe incurred losses from operations of $409,000, $1,807,000 and $842,000, respectively. SOFTBANK's interest in the net assets of Yahoo! Europe at December 31, 1998 and 1997, as represented by the minority interest on the balance sheet, was $883,000 and $405,000, respectively.

YAHOO! KOREA. During August 1997, the Company signed a joint venture agreement with SOFTBANK and other SOFTBANK affiliate companies whereby Yahoo! Korea was formed to develop and operate a Korean version of the Yahoo! Internet Guide, develop related Korean online navigational services, and conduct other related business. The parties have invested a total of $1.0 million in proportion to their respective equity interests. The Company has a majority share of approximately 60% in the joint venture, and therefore, has consolidated the financial results, which have been insignificant to date. SOFTBANK's interest in the net assets of Yahoo! Korea at December 31, 1998 and 1997, as represented by the minority interest on the balance sheet, was $365,000 and $311,000, respectively.

GEOCITIES JAPAN. During November 1997, the Company and SOFTBANK formed a joint venture called GeoCities Japan Corporation ("GeoCities Japan") to create and manage a Japanese version of the GeoCities web site. In accordance with the joint venture agreement ("Agreement"), the Company purchased 40% of GeoCities Japan for approximately $645,000 and licensed certain intellectual properties for the purpose of localizing the Japanese version of GeoCities to GeoCities Japan. The Agreement remains in effect perpetually, provided that, if as of April 1, 2001, or any April 1 thereafter; (i) GeoCities Japan has sustained net losses for the four consecutive fiscal quarters, and (ii) the Company and SOFTBANK differ with respect to the future business plan of GeoCities Japan, then each party shall have the right ot terminate the Joint Venture with 90-days notice. The investment is being accounted for using the equity method and the Company's share of net loss, to date, has been immaterial.

YAHOO! MARKETPLACE. On August 26, 1996, Yahoo! entered into agreements with Visa International Service Association ("VISA") and another party (together, the "Visa Group") to establish a limited liability company, Yahoo! Marketplace L.L.C., to develop and operate a navigational service focused on information and resources for the purchase of consumer products and services over the Internet. Yahoo!'s principal obligations included a commitment to provide operating contributions to support implementation of the service including its look and feel, development of its software, hiring of its management, promotion of the service, promotion of VISA, a nonexclusive license to Yahoo! Marketplace to use the Yahoo! brand and search tools, and an agreement that Yahoo! Marketplace would be used exclusively for the activities defined in the operating agreement. VISA's key obligations included a commitment to provide operating contributions including encouraging VISA member banks to participate and utilize the services of Yahoo! Marketplace, assistance in implementing systems to process payments, other marketing assistance activities, providing non-exclusive rights to utilization of the VISA brand, and an agreement not to compete for 18 months by entering into a similar arrangement with a Yahoo! competitor. As of December 31, 1996, the parties had invested a total of $1.0 million. At December 31, 1996, Yahoo! owned approximately 55% of the equity interest in Yahoo! Marketplace. Yahoo! Marketplace incurred start-up losses of $246,000 in 1997 and $637,000 in 1996.

         During May 1997, Yahoo! received a letter from VISA formally expressing its concerns with respect to breach of contract, Yahoo! support obligations, and exclusivity. In June 1997, Yahoo! conducted numerous discussions concerning settlement of these obligations and claims and proposed a settlement with the Visa Group which was signed in July 1997, prior to the completion of significant business activities and public launch of the property. In connection with this settlement, Yahoo! issued 2,797,924 shares of Yahoo! Common Stock to the Visa Group, for which Yahoo! recorded a one-time, non-cash, pre-tax charge of $21.2 million in the second quarter ended June 30, 1997. The settlement ultimately released Yahoo! from all of its obligations described above. The agreement settled all disputes and claims arising among the parties with respect to the interpretation of and the parties' respective performance under the agreements and released the parties from further liability. It also released Yahoo! from any other further damage claims by VISA for non-performance. Yahoo! also forfeited its non-compete commitment from VISA. No portions of these agreements continued in effect subsequent to the settlement.

NOTE 7        LINE OF CREDIT

         The Company has a $10 million revolving line of credit which includes a $7 million revolving credit facility and a $3 million lease facility which expires in December 1999. Interest on borrowings under the revolving credit and lease facilities is the prime rate and prime rate plus 0.75%, respectively (7.75% and 8.5% at December 31, 1998, respectively). The facility is collateralized and has financial covenants which applied to GeoCities prior to its acquisition by Yahoo!. As of March 31, 1999 (unaudited) and December 31, 1998 and 1997, there were no borrowings under the facility.

NOTE 8        STOCKHOLDERS' EQUITY

COMMON STOCK. On April 11, 1996, the Company completed its initial public offering of 17.9 million shares of its Common Stock. Net proceeds to the Company aggregated $35.1 million. As of the closing date of the offering, all of the Convertible Preferred Stock outstanding was converted into an aggregate of approximately 77.0 million shares of Common Stock. On July 14, 1998, the Company received proceeds of $250 million in exchange for 5,453,760 newly issued shares of Yahoo! Common Stock through a private placement with SOFTBANK. The shares purchased by SOFTBANK are subject to a pre-existing agreement, entered into in 1996, that prohibits SOFTBANK from purchasing additional shares of the Company's capital stock if such purchase would result in SOFTBANK owning more than 35% of the Company's capital stock (assuming the exercise of all outstanding options and warrants to purchase capital stock).

         Prior to the merger between Yahoo! and GeoCities, in August 1998, GeoCities completed an initial public offering in which it sold 5,463,000 shares of GeoCities common stock (equivalent of 3,697,000 shares of the Company's Common Stock) for total net proceeds of approximately $84.3 million.

MANDATORY REDEEMABLE CONVERTIBLE PREFERRED STOCK. Prior to the merger with Yahoo!, GeoCities had six series of mandatory redeemable convertible preferred stock outstanding. Redemption, at the option of the holder, could be elected beginning on January 1, 2000 at an amount equal to the original issue price plus seven percent per annum. The Company has recorded accretion on this preferred stock through the date of GeoCities initial public offering at which time the preferred stock converted to common stock.

STOCK OPTION PLANS. Pursuant to the consummation of the acquisitions of Viaweb, Yoyodyne, GeoCities, Encompass and Online Anywhere, the Company assumed the Viaweb 1997 Stock Option Plan (the "Viaweb Plan"), the 1996 Yoyodyne Stock Option Plan (the "Yoyodyne Plan"), the GeoCities 1998 Stock Option Plan (the "GeoCities Plan"), the 1998 Starseed Stock Option Plan (the "Starseed Plan"), the Encompass, Inc. Stock Option Plan (the "Encompass Plan"), and the Online Anywhere 1997 Stock Plan (the "Online Anywhere Plan"), respectively. As of December 31, 1998, the Company had nine stock-based compensation plans which are described below.

         The 1995 Stock Plan (the "Stock Plan"), the 1995 Four11 Stock Option Plan (the "Four11 Plan"), the Viaweb Plan, the Yoyodyne Plan, the GeoCities Plan, the Starseed Plan, the Encompass Plan, and the Online Anywhere Plan (collectively the "Plans") allow for the issuance of incentive stock options, non-qualified stock options, and stock purchase rights to purchase a maximum of 87.6 million shares of the Company's Common Stock. Under the Plans, incentive stock options may be granted to employees, directors, and officers of the Company and non-qualified stock options and stock purchase rights may be granted to consultants, employees, directors, and officers of the Company. Options granted under the Plans are for periods not to exceed ten years, and must be issued at prices not less than 100% and 85%, for incentive and nonqualified stock options, respectively, of the fair market value of the stock on the date of grant as determined by the Board of Directors. Options granted to stockholders who own greater than 10% of the outstanding stock are for periods not to exceed five years and must be issued at prices not less than 110% of the fair market value of the stock on the date of grant as determined by the Board of Directors. Options granted under the Stock Plan and the Four11 Plan generally vest 25% after the first year of service and ratably each month over the remaining thirty-six month period. Options granted under the Viaweb Plan and GeoCities Plan generally vest 25% per annum over four years. Options granted under the Yoyodyne Plan have various vesting periods which do not exceed thirty-six months. Options issued under the Four11 Plan may be exercised prior to vesting and are subject to repurchase in the event of a voluntary termination, at the original purchase price. Certain options granted under the GeoCities Plan, contain certain provision that provide for full acceleration if the holder of the option is involuntarily terminated within 18 months following a change in control.

         The 1996 Directors' Stock Option Plan (the "Directors' Plan") provides for the issuance of up to 1.2 million non-statutory stock options to non-employee directors of the Company. Each person who becomes a non-employee director of the Company after the date of the Company's initial public offering will automatically be granted a non-statutory option (the "First Option") to purchase shares of Common Stock upon the date on which such person first becomes a director. Thereafter, each director of the Company will be granted an annual option (the "Annual Option") to purchase shares of Common Stock. Options under the Directors' Plan will be granted at the fair market value of the stock on the date of grant as determined by the Board of Directors and will vest in equal monthly installments over four years, in the case of the First Option, or at the end of four years in the case of the Annual Option. Options granted under the Directors' Plan are for periods not to exceed 10 years.

Activity under the Company's stock option plans is summarized as follows (in thousands, except per share amounts):

                                             Available           Options          Weighted Average
                                             for Grant         Outstanding         Price per Share
                                           ---------------    ---------------     ------------------
      Balance at December 31, 1995                 23,502             20,432              $    0.00

      Additional shares reserved                   19,252                  -
      Options granted                             (23,075)            23,075                   1.67
      Options canceled                              1,864             (1,864)                  1.65
      Options exercised                                 -             (2,978)                  0.00
                                           ---------------    ---------------     ------------------

      Balance at December 31, 1996                 21,543             38,665                   0.93

      Additional shares reserved                   30,250                  -
      Options granted                            (21,229)             21,229                   8.30
      Options canceled                                661              (661)                   1.47
      Options exercised                                 -            (9,687)                   0.53
                                           ---------------    ---------------     ------------------

      Balance at December 31, 1997                 31,225             49,546                   4.13


      Additional shares reserved                    8,245                  -
      Options granted                            (23,511)             23,511                  48.62
      Options canceled                              2,953            (2,953)                  11.31
      Options exercised                                 -           (11,302)                   2.72

                                           ---------------    ---------------     ------------------
      Balance at December 31, 1998                 18,912             58,802              $   21.82
                                           ---------------    ---------------     ------------------
                                           ---------------    ---------------     ------------------


         The following table summarizes information concerning outstanding and exercisable options at December 31, 1998 (in thousands, except per share amounts):

---------------------------------------------------------------------------------------------------------------------
                                   Options Outstanding                                     Options Exercisable
---------------------------------------------------------------------------------------------------------------------
                                                 Weighted          Weighted                              Weighted
---------------------------------------------------------------------------------------------------------------------
                                                  Average          Average                                Average
---------------------------------------------------------------------------------------------------------------------
         Range of                                Remaining         Exercise                              Exercise
---------------------------------------------------------------------------------------------------------------------
         Exercise                Number         Contractual         Price                Number            Price
---------------------------------------------------------------------------------------------------------------------
          Prices              Outstanding        Life (in years)  per Share           Exercisable        per Share
---------------------------------------------------------------------------------------------------------------------
      less than $0.01             8,052              6.6           $  0.00                5,237        $    0.00
---------------------------------------------------------------------------------------------------------------------
       $0.03 - $1.17              7,106              7.0              0.61                3,267             0.69
---------------------------------------------------------------------------------------------------------------------
       $1.25 - $3.29              7,937              7.1              2.32                2,681             2.13
---------------------------------------------------------------------------------------------------------------------
       $3.31 - $8.08              6,993              8.1              5.00                  990             5.03
---------------------------------------------------------------------------------------------------------------------
      $10.27 - $13.47             7,971              8.8             12.97                1,766            13.09
---------------------------------------------------------------------------------------------------------------------
      $13.94 - $29.64             6,679              9.0             20.59                  143            14.50
---------------------------------------------------------------------------------------------------------------------
      $30.38 - $59.01             7,400              9.3             46.81                    -                -
---------------------------------------------------------------------------------------------------------------------
     $62.41 - $135.00             6,664              9.9             95.70                    -                -
---------------------------------------------------------------------------------------------------------------------
                                 58,802              8.2           $ 21.82               14,084        $    2.70
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

         Options to purchase approximately 8.9 million shares and 3.3 million shares were vested at December 31, 1997 and 1996, respectively. The weighted average exercise prices per share for options vested at December 31, 1997 and 1996 were $0.96 and less than $0.01, respectively. Through December 31, 1998, Yahoo! and certain acquired entities recorded compensation expense related to certain stock options issued with exercise prices below the fair market value of the related common stock. The Company recorded compensation expense in the amount of $2,062,000, $1,239,000, and $164,000 in 1998, 1997, and 1996,
respectively. Approximately $7,862,000 remains to be amortized over the remaining vesting periods of the options.

EMPLOYEE STOCK PURCHASE PLAN. Effective March 6, 1996, the Company's Board of Directors adopted the Employee Stock Purchase Plan (the "Purchase Plan"), which provides for the issuance of a maximum of 1,800,000 shares of Common Stock. Eligible employees can have up to 15% of their earnings withheld, up to certain maximums, to be used to purchase shares of the Company's Common Stock on every December 31st and June 30th. The price of the Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each six month offering period or the specified purchase date. During 1998, 126,000 shares were purchased at prices from $14.72 to $36.10 per share. During 1997, 537,000 shares were purchased at prices from $1.85 to $4.83 per share. There were no shares issued under the Purchase Plan during 1996. At December 31, 1998, 1,137,000 shares were available under the Purchase Plan for future issuance.

STOCK COMPENSATION. The Company accounts for stock-based compensation in accordance with the provisions of APB 25. Had compensation expense been determined based on the fair value at the grant dates, as prescribed in SFAS 123, the Company's results would have been as follows (in thousands, except per share amounts):


                                                    1998                1997               1996
                                                --------------     ---------------     --------------
      Net income (loss) applicable to
           common stockholders:
              As reported                           $   1,390          $ (37,407)         $  (9,538)
              Pro forma                             $ (38,590)         $ (43,871)        $  (10,384)

      Net income (loss) per share - basic
           and diluted:
              As reported                           $    0.01          $   (0.21)         $   (0.06)
              Pro forma                             $   (0.20)         $  (0. 25)         $   (0.07)

Prior to the Company's initial public offering, the fair value of each option grant was determined on the date of grant using the minimum value method. Subsequent to the offering, the fair value was determined using the Black-Scholes model. The weighted average fair market value of an option granted during 1998, 1997, and 1996 was $23.73, $4.03, and $0.78, respectively. Except for the volatility assumption which was only used under the Black-Scholes model, the following range of assumptions was used to perform the calculations: expected life of 36 months in 1998 and 1997, and 30 months in 1996; risk-free interest rate ranges of 4.2% to 5.6% during 1998, 5.6% to 6.6% during 1997, and 5.1% to 6.5% during 1996; expected volatility of 67% in 1998, 59% in 1997, and 53% in 1996; and no expected dividend yield for the three years ended December 31, 1998. Because additional stock options are expected to be granted each year, the above pro forma disclosures are not representative of pro forma effects on reported financial results for future years.

NOTE 9        INCOME TAXES

         The components of income (loss) before taxes are as follows (in thousands):

--------------------------------------------------------------------------------------
                                                Year Ended December 31,
--------------------------------------------------------------------------------------
                                                 1998            1997           1996
--------------------------------------------------------------------------------------
United States                               $   21,916    $   (34,017)    $   (8,494)
--------------------------------------------------------------------------------------
Foreign                                         (1,303)        (2,558)          (939)
--------------------------------------------------------------------------------------
                                            $   20,613    $   (36,575)    $   (9,433)
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

         The provision for income taxes in 1998 is comprised of the following (in thousands):

------------------------------------------------------------
Current:
------------------------------------------------------------
      Federal                                    $   20,333
------------------------------------------------------------
      State                                           1,937
------------------------------------------------------------
                                                     22,270
------------------------------------------------------------
Deferred:
------------------------------------------------------------
      Federal                                        (3,616)
------------------------------------------------------------
      State                                            (827)
------------------------------------------------------------
                                                     (4,443)
------------------------------------------------------------
Total Provision                                  $   17,827
------------------------------------------------------------
                                                 -----------

No provision for federal and state income taxes for 1997 and 1996 has been recorded as the Company incurred net operating losses for these periods.

         The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate as follows (in thousands):

-----------------------------------------------------------------------------------------------------------
                                                               Year Ended December 31,
-----------------------------------------------------------------------------------------------------------
                                                                     1998            1997           1996
-----------------------------------------------------------------------------------------------------------
Income tax at the federal statutory rate of 35%                   $   7,215   $   (12,801)    $    (3,302)
-----------------------------------------------------------------------------------------------------------
State income tax, net of federal benefit                              1,937        (1,626)           (112)
-----------------------------------------------------------------------------------------------------------
Non-deductible acquisition-related charges                            8,521             -               -
-----------------------------------------------------------------------------------------------------------
Research tax credits                                                 (1,155)            -               -
-----------------------------------------------------------------------------------------------------------
Change in valuation allowances                                        1,210        12,966           3,349
-----------------------------------------------------------------------------------------------------------
Other                                                                    99         1,461              65
-----------------------------------------------------------------------------------------------------------
                                                                  $  17,827       $     -        $      -
-----------------------------------------------------------------------------------------------------------


         Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the net deferred income tax assets are as follows (in thousands):

-----------------------------------------------------------------------------------------------------------
                                                               Year Ended December 31,
-----------------------------------------------------------------------------------------------------------
                                                                    1998            1997           1996
-----------------------------------------------------------------------------------------------------------
Deferred income tax assets:
-----------------------------------------------------------------------------------------------------------
      Net operating loss and credit carryforwards                 $ 160,552     $   30,187      $    5,726
-----------------------------------------------------------------------------------------------------------
      Nondeductible reserves and expenses                             4,443          4,727           1,446
-----------------------------------------------------------------------------------------------------------
      Gross deferred tax assets                                     164,995         34,914           7,172
-----------------------------------------------------------------------------------------------------------
      Valuation allowance                                          (153,861)       (34,914)         (7,172)
-----------------------------------------------------------------------------------------------------------
                                                                     11,134              -               -
-----------------------------------------------------------------------------------------------------------
Deferred income tax liabilities:
-----------------------------------------------------------------------------------------------------------
      Unrealized investment gains                                    (6,301)              -               -
-----------------------------------------------------------------------------------------------------------
      Intangible assets                                              (4,833)              -               -
-----------------------------------------------------------------------------------------------------------
      Gross deferred tax liabilities                                (11,134)              -               -
-----------------------------------------------------------------------------------------------------------
                                                                   $      -       $      -        $      -
-----------------------------------------------------------------------------------------------------------


         As of December 31, 1998, the Company's federal and state net operating loss carryforwards for income tax purposes were approximately $363 million and $209 million, respectively. If not utilized, the federal net operating loss carryforwards will begin to expire in 2010, and the state net operating loss carryforwards will begin to expire in 2002. The Company's federal and state research tax credit carryforwards for income tax purposes are approximately $10.7 million and $10.1 million, respectively. If not utilized, the federal tax credit carryforwards will begin to expire in 2010. Approximately $43 million of net operating loss carryforwards relate to acquired entities and expire beginning in 2010. Utilization of these net operating loss carryforwards may be limited by a cumulative stock ownership change of more than 50%, or by other limitations.

         Gross deferred tax assets of approximately $141 million as of December 31, 1998 pertain to certain net operating loss carryforwards and credit carryforwards resulting from the exercise of employee stock options. When recognized, the tax benefit of these loss and credit carryforwards are accounted for as a credit to additional paid-in capital rather than a reduction of the income tax provision. Deferred tax assets include approximately $1.6 million related to net operating loss carryforwards in various foreign jurisdictions. These carryforwards will expire if not utilized.

NOTE 10  COMMITMENTS AND CONTINGENCIES

OPERATING LEASES. During December 1998, the company entered into a non-cancelable operating sublease agreement that will provide the Company with additional office space at its existing Santa Clara, California location. Additionally during 1998, the company entered into various other non-cancelable operating lease agreements for its sales offices throughout the U.S. and its international subsidiaries. Future minimum lease payments under non-cancelable operating leases with initial terms of one year or more are $6.4 million in 1999, $5.4 million in 2000, $4.3 million in 2001, $3.8 million in 2002, $3.6 million in 2003, and $5.0 million thereafter. Certain of the Company's lease agreements have a five year renewal option from the date of expiration. Total minimum rental payments aggregate $28.6 million. Rent expense under operating leases totaled $4.9 million, $2.6 million, and $0.7 million during 1998, 1997, and 1996, respectively.

LEGAL. Prior to the merger of Yahoo! and GeoCities, GeoCities and the Federal Trade Commission ("FTC") staff attorneys executed a Consent Order in February 1999 in connection with certain past business practices of the Company related to disclosure of personal identifying information to third parties. Based on the scope of the Consent Order, the Company does not believe that its compliance with the Consent Order will have a material adverse effect on the Company's business, results of operation, financial condition, or cash flows.

         On August 14, 1998, a lawsuit was filed against GeoCities involving GeoCities' collection and use of personal identifying information. The complaint in this case follows the FTC draft complaint without alleging any new facts. This case involves a single cause of action for the alleged violation of California Business and Professions Code and seeks an injunction, disgorgement and any profits obtained as a result of the alleged improper activity, and attorneys' fees. On September 30, 1998, an additional case was filed against GeoCities related to the same activity. This suit also purported to be a class action and sought disgorgement of any profits obtained as a result of the alleged improper activity, unspecified damages, and attorneys' fees. The court determined the two cases are related and set a joint non-binding mediation to be conducted by the end of August 1999. On April 30, 1999, a third case was filed against GeoCities again related to the same activity. This suit also purported to be a class action and asserted a single cause of action for an alleged violation of the Pennsylvania Unfair Trade Practices and Consumer Protection Law. This suit seeks the greater of (a) $100 per class member or (b) actual damages. An initial status conference in this matter is set for June 9, 1999.

         Based on the Company's analysis of these lawsuits and given that they involve the same set of circumstances that are covered in the FTC matter, the Company believes that the allegations contained in the three complaints are without merit and intends to defend these actions vigorously.

         From time to time the Company is subject to other legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of trademarks, copyrights and other intellectual property rights, and a variety of claims arising in connection with the Company's email, message boards, and other communications and community features, such as claims alleging defamation and invasion of privacy. The Company is not currently aware of any legal proceedings or claims that the Company believes will have, individually or in the aggregate, a material adverse effect on the Company's financial position or results of operations.

NOTE 11       SUBSEQUENT EVENTS

ACQUISITION OF GEOCITIES. On May 28, 1999, the Company acquired GeoCities, a publicly traded Internet company that offers a community of personal web sites on the Internet within themed, online neighborhoods. Under the terms of the acquisition, which was accounted for as a pooling of interests, the Company exchanged 22,061,632 shares of Yahoo! Common stock for all of GeoCities outstanding common stock. Additionally, Yahoo! converted approximately 8,432,000 GeoCities stock options into approximately 5,707,000 Yahoo! stock options. The supplementary consolidated financial statements do not include estimated expenses of approximately $66 million relating to costs incurred with this transaction. The costs include estimated investment banking and financial advisory fees of approximately $44 million and other estimated merger related expenses totaling $22 million consisting of professional services; severance costs which relate to termination of certain employees with redundant job functions in substantially all functional areas; closing costs of certain duplicate and redundant operating and sales facilities which are expected to be closed within 30 to 90 days of consummation of the merger as well as the write-off of certain related fixed assets and leasehold improvements associated with the severance and closure activities; termination fees related to contracts which provide certain services to GeoCities which are redundant to certain pre-existing Yahoo! services; and other merger related expenses. These costs will be recorded as expenses in the second quarter of 1999.

ACQUISITION OF ENCOMPASS. On May 26, 1999, the Company acquired Encompass, a developer of consumer internet access software. Under the terms of the acquisition, which was accounted for as a pooling of interests, the Company exchanged 710,000 shares of Yahoo! Common Stock for all the Encompass outstanding common stock. Additionally, Yahoo! converted all outstanding Encompass stock options into approximately 110,000 Yahoo! stock options.

ACQUISITION OF ONLINE ANYWHERE. On May 28, 1999, the Company acquired Online Anywhere, a provider of Web delivery solutions for non-PC appliances. Under the terms of the acquisition, which was accounted for as a pooling of interests, the Company exchanged 453,000 shares of Yahoo! Common Stock for all the Online Anywhere outstanding common stock. Additionally, Yahoo! converted all outstanding Online Anywhere stock options into approximately 88,000 Yahoo! stock options.

REINCORPORATION IN DELAWARE. On May 14, 1999, the Company's stockholders approved a change in the state of incorporation of California to Delaware. The par value of the Company's Common Stock was changed to $0.001 from $0.00017 pursuant to the reincorporation. The supplementary consolidated financial statements and notes thereto for all periods presented have been adjusted to reflect the reincorporation. In addition, the Company's stockholders approved an increase in the number of shares reserved for issuance under employee stock option plans to 40 million shares.

NOTE 12       SUBSEQUENT EVENTS (UNAUDITED)

ACQUISITION OF LOG-ME-ON. On January 15, 1999, the Company completed the acquisition of Log-Me-On.Com LLC ("Log-Me-On"), a development stage entity, through the issuance of 50,000 shares of Yahoo! Common Stock and $1.5 million in cash for a total purchase price of approximately $9.9 million, including acquisition costs. Additional consideration of $1 million is payable contingent on the continued employment of certain employees for one year from the acquisition date. Such amount is being amortized as compensation expense over the one-year period. The acquisition was accounted for as a purchase in accordance with the provisions of APB 16. Under the purchase method of accounting, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. Results of operations for Log-Me-On for periods prior to the acquisition were not material to the Company. Results of operations for Log-Me-On have been included with those of the Company for periods subsequent to the acquisition date.

         Log-Me-On, founded in 1998, was a development stage entity with limited operations, no revenues, and four developers. As of the acquisition date, the Company's efforts were focused solely on developing a browser technology that was approximately 30% complete and there was no other technology developed or in process at such date. Approximately $9.8 million was allocated to in-process research and development. This in-process research and development had not reached technological feasibility and had no alternative future use. Additional development subsequent to the acquisition date principally relates to development of browser and toolbar technology that would allow users into Yahoo! sites without typing URLs or retrieving bookmarks, creation of the user interface, development of customization screens and procedures, and establishment of data links. The Company expects the development of this technology to be completed in the third quarter of 2000. Future research and development costs are not expected to be material to Yahoo!'s financial position or results of operations. In addition, if this technology is not successfully developed, Yahoo!'s revenues and profitability would not be materially adversely affected. The remaining purchase price of approximately $100,000 was allocated to the work force in place and is being amortized over the employment contract period. Tangible assets acquired and liabilities assumed were not material to the Company's financial statements.

ACQUISITION OF YAHOO! CANADA. In February 1996, the Company and Rogers Media Inc. ("Rogers") signed the Yahoo! Canada Affiliation Agreement whereby Yahoo! licensed certain intellectual property and development rights to Rogers, which Rogers utilized to operate Yahoo! Canada. On March 1, 1999, this agreement was terminated, as were all licenses and other rights and obligations granted under the agreement. As part of this agreement, Yahoo! acquired the Yahoo! Canada business including the URL, www.yahoo.ca.com, and existing advertising relationships from Rogers. Total consideration was $9 million in cash and the issuance of a note payable for $9 million due in April 1999. The acquisition was recorded using the purchase method of accounting. The Company recorded an intangible asset of approximately $18 million which is being amortized over 10 years. The results of operations of Yahoo! Canada are included in the statement of operations of Yahoo! beginning March 1, 1999. Results of operations for the three months ended March 31, 1999 and 1998, and for the three years ended December 31, 1998 would not have been materially different had the companies combined at the beginning of the respective periods.

PROPOSED ACQUISITION OF BROADCAST.COM. On April 1, 1999, the Company announced the signing of a definitive agreement to acquire broadcast.com inc. ("broadcast.com"), a publicly traded Internet company and a leading aggregator and broadcaster of streaming media programming on the Web. Under the terms of the acquisition, which will be accounted for as a pooling of interests, the Company will exchange approximately 28,492,000 shares of Yahoo! Common Stock for approximately 36,897,000 shares of broadcast.com common stock. Additionally, the Company will convert approximately 6,888,000 broadcast.com stock options into approximately 5,319,000 Yahoo! stock options. The acquisition is expected to be completed in the third quarter of 1999 and is subject to certain conditions, regulatory approval, and approval by broadcast.com stockholders. The Company expects to record a one-time charge of approximately $22 million in the third quarter of 1999 relating to expenses incurred with this transaction. The charge includes direct transaction costs including estimated investment banking and financial advisory fees of approximately $14 million and other estimated merger related expenses totaling $8 million consisting of professional services ($3.2 million); severance costs which relate to termination of certain employees with redundant job functions in certain functional areas ($1.3 million); securities registration fees ($2.5 million); and other merger related expenses ($1.0 million). At March 31, 1999 and December 31, 1998, the fair value of Yahoo!'s investment in broadcast.com was $55.0 million and $16.7 million, respectively, which is included in the supplementary consolidated balance sheet under long-term investments in marketable equity securities.

              Broadcast.com's operating results for the years ended December 31, 1998, 1997 and 1997 included revenues of approximately $24.2 million, $9.2 million and $2.0 million, respectively, and net losses of approximately $15.4 million, $6.8 million and $3.0 million, respectively. Broadcast.com's operating results for the quarters ended March 31, 1999 and 1998 included revenues of approximately $10.3 million and $4.5 million, respectively, and net losses of approximately $3.8 million and $2.6 million, respectively.